Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of February 4, 2025, is entered into by and among Eagle Materials Inc., as the Borrower, the Banks party hereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Issuing Bank and Swingline Bank. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement referenced below.

WITNESSETH

WHEREAS, the Borrower, the Banks and the Administrative Agent are parties to a Credit Agreement, dated as of July 1, 2021 (as amended by Amendment No. 1 to Credit Agreement, dated as of May 5, 2022, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and as may be amended, restated, supplemented or otherwise modified from time to time (including by this Amendment), the “Credit Agreement”);

WHEREAS, as permitted by Section 9.05 of the Credit Agreement, the Banks party hereto (which constitute (i) the Required Banks under the Existing Credit Agreement immediately prior to giving effect to the Refinancing Transactions (as defined below) and (ii) each Term Loan Bank and each Revolving Bank after giving effect to this Amendment on the Amendment No. 2 Effective Date) and the Administrative Agent, the Issuing Bank and the Swingline Bank are willing to agree to this Amendment upon the terms and conditions set forth herein;

WHEREAS, the Borrower has requested, and the Banks party hereto have agreed, that the refinancing transactions described in Section 1(a), (b) and (c) below (such transactions, the “Refinancing Transactions”) occur on the Amendment No. 2 Effective Date immediately prior to the effectiveness of the amendments to the Existing Credit Agreement described in Section 2 below;

WHEREAS, the proceeds of the New Initial Term Loans (as defined below) shall be used to repay (a) in full the outstanding principal amount of the Existing Term Loans (including pursuant to a cashless exchange of Existing Term Loans for New Initial Term Loans as set forth below) and (b) a portion of the Existing Revolving Credit Loans;

WHEREAS, the proceeds of the Revolving Loans (as defined in the Credit Agreement) drawn on the Amendment No. 2 Effective Date shall be used to repay in full the outstanding principal amount of the Existing Revolving Credit Loans that are not repaid with the New Initial Term Loans; and

WHEREAS, JPMorgan Chase Bank, N.A. has agreed to act as lead arranger and bookrunner for this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. New Revolving Facility; New Term Loans.

(a) As of the Amendment No. 2 Effective Date, each Bank that executes and delivers a signature page to this Agreement hereby (i) agrees to the terms of this Agreement and the Credit Agreement, (ii) agrees to provide a New Revolving Credit Commitment (as defined below) in the amount set forth opposite its name under the heading “Revolving Commitments” in Exhibit B hereto (such Exhibit B, the “Amended Commitment Schedule”) and (iii) agrees to provide a New Initial Term Loan Commitment (as defined below) in the amount set forth opposite its name under the heading “Initial Term Loan Commitments” in the Amended Commitment Schedule.

(b) As of the Amendment No. 2 Effective Date and substantially concurrently with the applicable borrowings of the New Initial Term Loans and Revolving Loans under the New Revolving Credit Commitments, (i) the Revolving Loans (as defined in the Existing Credit Agreement immediately prior to the Refinancing Transactions and the Amendment No. 2 Effective Date, the “Existing Revolving Credit Loans”) shall be repaid in full, (ii) the Revolving Commitments (as defined in the Existing Credit Agreement immediately prior to the Refinancing Transactions and the Amendment No. 2 Effective Date, the “Existing Revolving Credit Commitments”) shall be terminated and replaced in full with the Revolving Commitments as defined in the Credit Agreement and set forth in the Amended Commitment Schedule (the “New Revolving Credit Commitments”) and (iii) all Existing Letters of Credit as defined in the Credit Agreement will be deemed to be Letters of Credit that are issued and outstanding under the Credit Agreement.

(c) As of the Amendment No. 2 Effective Date, the Initial Term Loans (as defined in the Existing Credit Agreement immediately prior to the Refinancing Transactions and Amendment No. 2 Effective Date, the “Existing Term Loans”) shall be repaid in full with the proceeds of the Initial Term Loans as defined in the Credit Agreement made on the Amendment No. 2 Effective Date (the “New Initial Term Loans”) pursuant to the Initial Term Loan Commitments as defined in the Credit Agreement and set forth in the Amended Commitment Schedule (the “New Initial Term Loan Commitments”); provided that with respect to each Term Loan Bank under the Existing Credit Agreement which is a Term Loan Bank under the Credit Agreement after giving effect to this Amendment on the Amendment No. 2 Effective Date (each, a “Continuing Bank”), the portion of the Existing Term Loans of such Continuing Bank that does not exceed the New Initial Term Loans of such Continuing Bank (such portion, the “Continued Portion”) shall automatically, without any action on the part of any Person and in lieu of prepayment of the Continued Portion, be converted into New Initial Term Loans and designated for all purposes of the Credit Agreement and the other Loan Documents as New Initial Term Loans. The Administrative Agent shall mark the Register accordingly to provide for such conversion and designation of the Continued Portion of such Continuing Bank into and as the New Initial Term Loans of such Continuing Bank as of the Amendment No. 2 Effective Date. For the avoidance of doubt, each Continuing Bank acknowledges and agrees that, upon satisfaction (or waiver) of the conditions precedent set forth in Section 3 on the Amendment No. 2 Effective Date and notwithstanding anything to the contrary in the Existing Credit Agreement, the Borrower’s obligations in respect of the principal of the Existing Term Loans of each Continuing Bank in the amount equal to such Continuing Bank’s Continued Portion (but, for the avoidance of doubt, not the New Initial Term Loans of such Continuing Bank constituting such Continuing Bank’s Continued Portion) shall be deemed to have been satisfied and discharged in full.

(d) For the avoidance of doubt, on the Amendment No. 2 Effective Date and immediately after giving effect to the Refinancing Transactions, (i) each Bank under the Existing Credit Agreement that is not a party to this Amendment on the Amendment No. 2 Effective Date (each, an “Exiting Bank”) shall not be a Bank under the Credit Agreement as of the Amendment No. 2 Effective Date after giving effect to this Amendment and (ii) the Existing Revolving Credit Loans and Existing Term Loans shall be repaid and the Borrower’s obligations in respect thereof shall be deemed to have been satisfied and discharged in full.

(e) The Banks party hereto, which constitute the Required Banks under the Existing Credit Agreement, hereby agree to waive the notice requirements of Sections 2.10(c) and 2.12(b) of the Credit Agreement in connection with this Amendment and the transactions contemplated hereby.

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(f) The initial Interest Period with respect to the New Initial Term Loans and the Revolving Loans made on the Amendment No. 2 Effective Date will end on the date that is thirty (30) days after the Amendment No. 2 Effective Date.

Section 2. Amendments to Existing Credit Agreement. As of the Amendment No. 2 Effective Date, substantially concurrently with but immediately after giving effect to the Refinancing Transactions:

(a) The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.

(b) Schedule 1.01 to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto.

(c) Schedule 2.01(A) to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit C hereto.

Section 3. Conditions of Effectiveness. This Amendment shall become effective on the date hereof (the “Amendment No. 2 Effective Date”) upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received counterparts to this Amendment, duly executed by each of the Borrower, each Bank providing New Revolving Credit Commitments and/or New Initial Term Loan Commitments (collectively, the “Amendment No. 2 Banks”), the Administrative Agent, the Issuing Bank and the Swingline Bank (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment);

(b) The Administrative Agent shall have received a customary opinion (addressed to the Administrative Agent and the Amendment No. 2 Banks and dated the Amendment No. 2 Effective Date) of Sidley Austin LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent; provided, however, the Administrative Agent agrees that an opinion delivered by Sidley Austin LLP in form and substance substantially similar to the opinion delivered by Sidley Austin LLP (with customary updates) on the Amendment No. 1 Effective Date shall be reasonably acceptable;

(c) The Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Amendment and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, the Administrative Agent agrees that applicable documentation delivered in form and substance (with conforming updates for this Amendment) substantially similar to those delivered by the Borrower on the Amendment No. 1 Effective Date shall be reasonably acceptable;

(d) The Administrative Agent shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Bank delivers a written request to the Borrower at least ten (10) days prior to the Amendment No. 2 Effective Date, then the Administrative Agent and the Banks shall have received at least five (5) days prior to the Amendment No. 2 Effective Date, and be reasonably satisfied in form and substance with, a Beneficial Ownership Certification in relation to the Borrower (provided that upon the execution and delivery by such Bank of its signature page to this Amendment, the condition set forth in this clause (d) shall be deemed to be satisfied);

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(e) The Administrative Agent shall have received, upon the reasonable request of any Bank made in writing at least ten (10) days prior to the Amendment No. 2 Effective Date, the Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Amendment No. 2 Effective Date; and

(f) The Administrative Agent shall have received (or shall, substantially concurrently with the funding of the New Initial Term Loans, receive) all fees and other amounts due and payable on or prior to the Amendment No. 2 Effective Date for which invoices have been presented two (2) Business Days prior to the Amendment No. 2 Effective Date, including, without limitation, the upfront fees the Borrower and the Administrative Agent have agreed to pay to each Amendment No. 2 Bank which, at the Company’s option, may be net funded with the proceeds of the Initial Term Loans and/or Revolving Loans funded on the Amendment No. 2 Effective Date.

The execution of this Amendment by the Borrower shall be deemed to be a representation and warranty by the Borrower on the Amendment No. 2 Effective Date as to the facts specified in clauses (b) and (c) of Section 4.

Without limiting the generality of the provisions of Section 9.05 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Bank that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Amendment No. 2 Effective Date specifying its objection thereto.

Section 4. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a) This Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(b) Immediately after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, in all respects) as of such earlier date.

(c) Immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

Section 5. Limited Waiver. Solely as it relates to the prepayment of Existing Revolving Credit Loans and Existing Term Loans on the Amendment No. 2 Effective Date (and not, for the avoidance of doubt, any other prepayment of Loans), each Bank party hereto hereby irrevocably waives any claim to compensation pursuant to Section 8.04 of the Credit Agreement in respect of such prepayment and acknowledges and agrees that it shall not seek any such compensation from the Borrower.

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Section 6. Effect on Credit Agreement.

(a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,’ “herein” or words of like import shall mean and be a reference to such Agreement, as amended and modified hereby.

(b) Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed. Nothing contained in this Amendment is intended to constitute, and does not constitute or give rise to, and shall not be construed as substitution, novation, cancellation or extinguishment of any or all of the Obligations outstanding under the Existing Credit Agreement or the other Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Bank, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Section 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or PDF copy of any signature hereto shall have the same effect as the original thereof. This Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

EAGLE MATERIALS INC.,
as Borrower

By:	/s/ D. Craig Kesler
Name: D. Craig Kesler
Title: Executive Vice President – Finance and Administration and Chief Financial Officer

[Signature page to Amendment No. 2]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, the Issuing Bank, the Swingline Bank and as a Bank

By:	/s/ Will Price
Name: Will Price
Title: Executive Director

[Signature Page to Amendment No. 2]

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Scott Blackman
Name: Scott Blackman
Title: SVP

[Signature Page to Amendment No. 2]

Wells Fargo Bank, National Association,
as a Bank

By:	/s/ Robert Corder
Name: Robert Corder
Title: Senior Vice President

[Signature Page to Amendment No. 2]

PNC BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Jacob Mandel
Name: Jacob Mandel
Title: Vice President

[Signature Page to Amendment No. 2]

TRUIST BANK, as a Bank

By:	/s/ Anika Kirs
Name: Anika Kirs
Title: Director

[Signature Page to Amendment No. 2]

The Huntington National Bank, as a Bank

By:	/s/ Thomas Coffey
Name: Thomas Coffey
Title: Vice President

[Signature Page to Amendment No. 2]

Exhibit A

[See attached]

EXHIBIT A

CREDIT AGREEMENT

dated as of

July 1, 2021

as amended by Amendment No. 1 to Credit Agreement, dated as of May 5, 2022, and

Amendment No. 2 to Credit Agreement, dated as of February 4, 2025 among

EAGLE MATERIALS INC.,

as the Borrower,

the Banks listed herein,

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Bank of America, N.A. and

Wells Fargo Bank, N.A.

as Co-Syndication Agents,

Truist Bank and

PNC Bank, National Association

as Co-Documentation Agents

JPMorgan Chase Bank, N.A.,

as Lead Arranger and Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

SECTION 1.01.	Definitions	1
SECTION 1.02.	Accounting Terms; Pro Forma Calculations; and GAAP	26
SECTION 1.03.	Classification of Loans and Borrowings	~~26~~27
SECTION 1.04.	Calculations; Compliance with this Agreement	~~26~~27
SECTION 1.05.	Calculation of Financial Ratios	27
SECTION 1.06.	Interest Rates	~~27~~28
SECTION 1.07.	Terms Generally	~~27~~28
SECTION 1.08.	Divisions	28
SECTION 1.09.	Funds Certain Provisions.	~~28~~29

ARTICLE II THE CREDITS		~~29~~30

SECTION 2.01.	Commitments to Lend	~~29~~30
SECTION 2.02.	Notice of Borrowing	31
SECTION 2.03.	[Reserved]	~~31~~32
SECTION 2.04.	Notice to Banks; Funding of Loans	~~31~~32
SECTION 2.05.	Swingline Borrowings	32
SECTION 2.06.	Repayment of Loans; Evidence of Debt	~~33~~34
SECTION 2.07.	Maturity of Loans	35
SECTION 2.08.	Interest Rates	35
SECTION 2.09.	Fees	36
SECTION 2.10.	Termination or Reduction of Commitments	~~36~~37
SECTION 2.11.	[Reserved]	~~37~~38
SECTION 2.12.	Prepayments	~~37~~38
SECTION 2.13.	General Provisions as to Payments	38
SECTION 2.14.	[Reserved]	~~39~~40
SECTION 2.15.	[Reserved]	~~39~~40
SECTION 2.16.	Method of Electing Interest Rates	~~39~~40
SECTION 2.17.	Letters of Credit	41
SECTION 2.18.	Increase of Revolving Commitments	~~45~~46

ARTICLE III CONDITIONS		~~46~~47

SECTION 3.01.	Closing	~~46~~47
SECTION 3.02.	Borrowings	~~47~~48

ARTICLE IV REPRESENTATIONS AND WARRANTIES		48

SECTION 4.01.	Corporate Existence and Power	48
SECTION 4.02.	Corporate and Governmental Authorization; No Contravention	~~48~~49
SECTION 4.03.	Binding Effect	~~48~~49
SECTION 4.04.	Financial Information	~~48~~49

SECTION 4.05.	Litigation	49
SECTION 4.06.	Compliance with ERISA	49
SECTION 4.07.	Environmental Matters	~~49~~50
SECTION 4.08.	Taxes	~~49~~50
SECTION 4.09.	Subsidiaries	~~49~~50
SECTION 4.10.	No Regulatory Restrictions on Borrowing	50
SECTION 4.11.	Full Disclosure	50
SECTION 4.12.	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	50
SECTION 4.13.	Affected Financial Institutions	~~50~~51

ARTICLE V COVENANTS		~~50~~51

SECTION 5.01.	Information	~~50~~51
SECTION 5.02.	Payment of Obligations	~~52~~53
SECTION 5.03.	Maintenance of Property; Insurance	~~52~~53
SECTION 5.04.	Conduct of Business and Maintenance of Existence	53
SECTION 5.05.	Compliance with Laws	53
SECTION 5.06.	Inspection of Property, Books and Records	53
SECTION 5.07.	Mergers and Sales of Assets	~~53~~54
SECTION 5.08.	Use of Proceeds	54
SECTION 5.09.	Negative Pledge	54
SECTION 5.10.	Subsidiary Debt Limitation	55
SECTION 5.11.	Leverage Ratio	55
SECTION 5.12.	Interest Coverage Ratio	~~55~~56
SECTION 5.13.	Transactions with Affiliates	~~55~~56

ARTICLE VI DEFAULTS		56

SECTION 6.01.	Events of Default	56
SECTION 6.02.	Notice of Default	~~57~~58
SECTION 6.03.	Application of Payments	~~57~~58

ARTICLE VII THE AGENT		~~58~~59

SECTION 7.01.	Appointment and Authorization	~~58~~59
SECTION 7.02.	Administrative Agent’s Reliance; Indemnification	~~60~~61
SECTION 7.03.	Posting of Communications	62
SECTION 7.04.	The Administrative Agent Individually	63
SECTION 7.05.	Successor Administrative Agent	~~63~~64
SECTION 7.06.	Acknowledgements of Banks and Issuing Banks	64
SECTION 7.07.	Certain ERISA Matters	~~64~~65
SECTION 7.08.	Borrower Communications.	66

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ARTICLE VIII CHANGE IN CIRCUMSTANCES		~~65~~67

SECTION 8.01.	Alternate Rate of Interest	~~65~~67
SECTION 8.02.	Illegality	~~68~~69
SECTION 8.03.	Increased Cost and Reduced Return	~~68~~70
SECTION 8.04.	Break-Funding Payments	~~69~~71
SECTION 8.05.	Taxes	~~70~~72
SECTION 8.06.	[Reserved]	~~74~~75
SECTION 8.07.	Mitigation Obligations; Replacement of Banks	~~74~~75
SECTION 8.08.	[Reserved]	~~75~~76
SECTION 8.09.	Defaulting Banks	~~75~~76

ARTICLE IX MISCELLANEOUS		~~77~~79

SECTION 9.01.	Notices	~~77~~79
SECTION 9.02.	No Waivers	~~78~~79
SECTION 9.03.	Expenses; Indemnification	~~78~~79
SECTION 9.04.	Right of Setoff	~~80~~81
SECTION 9.05.	Amendments and Waivers	~~80~~82
SECTION 9.06.	Successors and Assigns	~~81~~83
SECTION 9.07.	Collateral	~~86~~88
SECTION 9.08.	Governing Law; Submission to Jurisdiction	~~86~~88
SECTION 9.09.	Counterparts; Integration; Effectiveness; Electronic Execution	~~87~~88
SECTION 9.10.	Severability	~~87~~89
SECTION 9.11.	Headings	~~87~~89
SECTION 9.12.	Limitation of Liability	~~87~~89
SECTION 9.13.	Construction	~~88~~89
SECTION 9.14.	[Reserved]	~~88~~89
SECTION 9.15.	WAIVER OF JURY TRIAL	~~88~~89
SECTION 9.16.	Confidentiality	~~88~~89
SECTION 9.17.	USA PATRIOT Act	~~89~~91
SECTION 9.18.	Judgment Currency	~~89~~91
SECTION 9.19.	No Fiduciary Duty, etc.	~~90~~91
SECTION 9.20.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~90~~92
SECTION 9.21.	Payments	~~91~~92

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INDEX OF EXHIBITS AND SCHEDULES

SCHEDULE 1.01	–	~~Revolving~~ Commitments
SCHEDULE 2.01A	–	Existing Letters of Credit
SCHEDULE 2.01C	–	Letter of Credit Commitments
SCHEDULE 4.09	–	Material Subsidiaries

EXHIBIT A	–	Form of Assignment and Assumption Agreement
EXHIBIT B-1	–	~~Form of Borrowing Notice~~[Reserved]
EXHIBIT B-2	–	~~Form of Interest Election Request~~[Reserved]
EXHIBIT C	–	Form of Note
EXHIBIT D	–	Form of New Term Loan Supplement
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	[Reserved]
EXHIBIT G	–	Form of Increased Commitment Supplement
EXHIBIT H	–	[Reserved]
EXHIBIT I-1	–	U.S. Tax Certificate (For Non-U.S. Banks that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-2	–	U.S. Tax Certificate (For Non-U.S. Banks that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-3	–	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-4	–	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated July 1, 2021, is among EAGLE MATERIALS INC., a Delaware corporation (the “Borrower”), the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, as amended by Amendment No. 1 to Credit Agreement, dated as of May 5, 2022, and Amendment No. 2 to Credit Agreement, dated as of February 4, 2025.

In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the sum of (a) the Daily Simple SOFR plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the Term SOFR Rate for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity. JPMorgan Chase Bank, N.A. may, in its discretion, arrange for one or more its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Agreement (as set forth in the introduction hereto), as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the

Adjusted Term SOFR Rate for a one month Interest Period on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.01(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement, dated as of the Amendment No. 1 Effective Date, among the Borrower, the Banks party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means May 5, 2022.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of the Amendment No. 2 Effective Date, among the Borrower, the Banks party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means February 4, 2025.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951 – 1959).

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans or RFR Loans, its Domestic Lending Office and (ii) in the case of its Term Benchmark Loans, its Term Benchmark Lending Office.

“Applicable Parties” has the meaning set forth in Section 7.03(c).

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment; provided that, in the case of Section 8.09 when a Defaulting Bank shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

“Applicable Rate” means, for any day, with respect to any Revolving Loan or Initial Term Loan that is an ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption

“ABR Spread”, “Term Benchmark and RFR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Pricing Level:

Pricing Level:	ABR Spread	Term Benchmark and RFR Spread	Facility Fee Rate
Level I	0.00%	1.00%	0.09%
Level II	0.125%	1.125%	0.11%
Level III	0.25%	1.25%	0.125%
Level IV	0.375%	1.375%	0.175%
Level V	0.625%	1.625%	0.225%

For purposes of the foregoing, (i) if the ratings established by both S&P and Moody’s for the Index Debt shall fall within the same Pricing Level, the Applicable Rate shall be determined by reference to such Pricing Level; (ii) if none of Moody’s and S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Level V; (iii) if only one Rating Agency shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Pricing Level in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall each fall within different Pricing Levels from each other, the Applicable Rate shall be based on the highest of the two ratings unless the difference in ratings is more than one full rating category, in which case the Applicable Rate shall be determined by reference to the Pricing Level next above that of the lowest of the two ratings; and (v) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Banks pursuant to this Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. As of the Amendment No.  ~~1~~2 Effective Date, the Pricing Level is ~~[~~Level III~~]~~.

“Approved Borrower Portal” has the meaning assigned to it in Section 7.08(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 7.03.

“Approved Fund” has the meaning as set forth in Section 9.06.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Securitization Indebtedness” at any time means the principal amount of ~~Indebtedness~~Debt which (i) if a Permitted Securitization Transaction is structured as a lending agreement or other similar agreement, constitutes the principal amount of such ~~Indebtedness~~Debt or (ii) if a Permitted Securitization Transaction is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Securitization Transaction if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks” means the Persons listed on Schedule 1.01 and~~/or Schedule I to Amendment No. 1 and~~ any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, Increased Commitment Supplement or a New Term Loan Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.

“Benchmark” means, initially, (i) with respect to any Term Benchmark Loan, the Term SOFR Rate and (ii) with respect to any RFR Loan, the Daily Simple SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.01.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; and

(2)  the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated investment grade credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause 3 and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer representative, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Communications” has the meaning set forth in Section 7.08(c).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan~~, any such day that is only a U.S. Government Securities Business Day.~~ and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Bank or Issuing Bank (or, for purposes of Section 8.03(b), by any lending office of such Bank or by such Bank’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(b)  occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator as selected by the Administrative Agent in consultation with the Borrower).

“Collateral Account” has the meaning set forth in Section 2.17(k).

“Commitment” means the Revolving Commitment or the Term Loan Commitment, as the context requires.

“Committed Borrowing” means a Borrowing of Revolving Loans or Term Loans.

“Communications” has the meaning set forth in Section 7.03(c).

“Competitor” has the meaning set forth in “Disqualified Institution.”

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, as of any date of determination, total assets of the Borrower and its Consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Debt” means, as of any date of determination, the sum, without duplication, of the aggregate Debt of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP, but excluding (i) any Debt under Swap Agreements that is not then due and (ii) any Debt of the types described in clause (i) in the definition of “Debt” (and, in each case, all Guarantees in respect thereof).

“Consolidated EBITDA” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, Consolidated Net Income;

(a)  plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of: (i) its Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depletion, (iv) depreciation, (v) amortization, (vi) non-cash items, (vii) all fees and expenses directly incurred in connection with any equity offering, investment, acquisition, disposition, recapitalization or incurrence of indebtedness, in each case regardless of whether such transaction is successfully consummated (including, without limitation, fees and expenses of any counsel, appraisers, consultants and other advisors, any financing fees, due diligence fees or any other fees and expenses in connection therewith) and (viii) extraordinary, unusual or nonrecurring losses;

(b)  minus, without duplication and to the extent included in Consolidated Net Income, extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all of the above calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, for any period all interest on Debt of the Borrower and its Consolidated Subsidiaries paid or payable in cash during such period; including or in addition: (i) the interest portion of payment under Capital Lease Obligations, (ii) all fees with respect to such Debt during such period, and (iii) the interest, yield or discount, as applicable, component of all Attributable Securitization Indebtedness for such period, in each case, in accordance with GAAP. In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis (including giving effect to any related incurrence or repayment of ~~Indebtedness~~Debt).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Subsidiary of the Borrower.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities

(excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (ii) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, and unamortized debt discount and expenses (such items referred to in this clause (ii), the “Intangible Assets”), all as computed in accordance with GAAP and set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available. In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Net Tangible Assets shall be determined for such period on a pro forma basis.

“Consolidated Net Worth” means, at any date, the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Documentation Agent” means each of Truist Bank and PNC Bank, National Association, in their respective capacities as a co-documentation agent hereunder.

“Co-Syndication Agent” means each of Bank of America, N.A. and Wells Fargo Bank, N.A., in their respective capacities as co-syndication agents hereunder.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Bank or any other Bank.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) intercompany expenses and charges among such Person and its subsidiaries and (ii) accounts payable incurred in the ordinary course of business), (e) all net obligations of such Person under Swap Agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of such property’s fair market value, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person and (i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of standby letters of credit and letters of guaranty and in respect of bankers’ acceptances (excluding (x) letters of credit, letters of guaranty and bankers’ acceptances relating to trade accounts payable arising in the ordinary course of business and (y) cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor; provided that, notwithstanding the foregoing, (x) the Debt of Texas Lehigh Cement Company LP shall not be included in the Debt of its limited partner and/or general partner, as applicable and (y) guarantees of Debt of Texas Lehigh Cement Company LP by either its limited partner and/or general partner, as applicable, shall not constitute Debt hereunder. For purposes of determining Debt, the “principal amount” of the obligations of such Person or any of its subsidiaries in respect of any Swap Agreement at such time shall be the Swap Termination Value. Notwithstanding the foregoing, any Debt that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (in an amount sufficient to satisfy all such obligations relating to such Debt at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Debt, and subject to no other Liens, and the other applicable terms of the instrument governing such Debt, shall not constitute or be deemed “Debt”; provided that such defeasance has been made in a manner not prohibited by this Agreement.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become, or has a parent company that has become or is (i) insolvent, (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any Equity Interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank, or (iii) become the subject of a Bail-In Action.

“Disqualified Institution” means (i) competitors of the Borrower and/or its Subsidiaries identified by the Borrower in writing to the Lead Arranger (or, after the Effective Date, to the Administrative Agent) from time to time (each such person, a “Competitor”), (ii) persons otherwise identified in writing to the Lead Arranger on or prior to ~~June 3, 2021~~the Amendment No. 2 Effective Date and (iii) any affiliates (other than any bona fide debt fund affiliates) of the persons identified pursuant to the foregoing clauses (i) or (ii) clearly identifiable as affiliates by their name or identified by you or your affiliates in writing to the Lead Arranger (or, after the Effective Date, to the relevant Administrative Agent); it being understood that, notwithstanding anything herein to the contrary, (x) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under this Agreement that is otherwise permitted hereunder and (y) any changes or additions to the list of Disqualified Institutions shall be delivered via email to JPMDQ_Contact@jpmorgan.com. For purposes of this definition, “bona fide debt fund” means any debt fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and for which no personnel involved with such persons identified pursuant to the foregoing clauses (i) or (ii) (A) make investment decisions or (B) have access to non-public information relating to the Borrower or any person that forms part of the Borrower’s business (including its Subsidiaries).

“Dollars” or “$” refers to lawful currency of the United States of America.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous ~~Material~~Substance or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Consolidated Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous ~~Materials~~Substances , (c) exposure to any Hazardous ~~Materials~~Substances, (d) the release or threatened release of any Hazardous ~~Materials~~Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i)

such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.07(b)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.05, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.05(f) or Section 8.05(h), as applicable, (d) any withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Internal Revenue Code. For purposes of the foregoing, “Bank” includes any Issuing Bank.

“Existing Letters of Credit” means the letters of credit which are “Letters of Credit” under the ~~Prior~~ Credit Agreement (as in effect immediately prior to the Amendment No. 2 Effective Date), which are outstanding on the Amendment No. 2 Effective Date and are listed on Schedule 2.01(A) hereto.

“Existing Notes” means the 4.500% Senior Notes due August 2026.

“Existing Notes Redemption” means the redemption of the Existing Notes, which redemption is expected to occur on or about July 17, 2021.

“Facility Fee Rate” means the rate per annum under the caption “Facility Fee Rate” in, and determined in accordance with, the definition of “Applicable Rate”.

“Facility Termination” means the date on which the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than contingent indemnification obligations and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated or expired and no Letters of Credit shall be outstanding (or, if outstanding, such Letters of Credit have been cash collateralized or backstopped or other arrangements with respect thereto have been made, in each case, on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable), any current or future United States Treasury Regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement on and after the Amendment No. ~~1~~2 Effective Date (as of the execution of Amendment No. ~~1~~2, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR. For the avoidance of doubt, the Floor for each of the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be zero.

“Foreign Bank” means a Recipient that is not a U.S. Person.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Revolving Loans which are ABR Loans at such time, (ii) all Revolving Loans which are Term Benchmark Loans having the same Interest Period at such time, (iii) all Revolving Loans which are RFR Loans having the same Interest Payment Date at such time (iv) all Term Loans which are ABR Loans and (v) all Term Loans which are Term Benchmark Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a an ABR Loan pursuant to Article VIII, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any unpaid obligation in respect of any letter of credit or letter of guaranty issued to support such Debt (excluding (x) letters of credit, letters of guaranty and bankers’ acceptances relating to trade accounts payable arising in the ordinary course of business and (y) cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.06.

“Increase Amount” has the meaning assigned to such term in Section 2.18.

“Increased Commitment Supplement” has the meaning specified in Section 2.18.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning specified in Section 9.06(b).

“Information” has the meaning specified in Section 9.16.

“Initial Term Loan” means a term loan made by a Term Loan Bank to the Borrower pursuant to Section 2.01(b).

“Initial Term Loan Commitment” means, with respect to each Term Loan Bank, the commitment of such Term Loan Bank to make Initial Term Loans on the Amendment No. ~~1~~2 Effective Date in the amount set forth ~~in~~opposite such Term Loan Bank’s name on Schedule ~~I to Amendment No. 1~~1.01. The aggregate amount of the Term Loan Banks’ Initial Term Loan Commitments as of the Amendment No. ~~1~~2 Effective Date is $~~200,000,000~~300,000,000 .

“Initial Term Loan Termination Date” means ~~May 5~~February 4, ~~2027~~2030.

“Intangible Assets” has the meaning set forth in Consolidated Net Tangible Assets.

“Interest Coverage Ratio” has the meaning set forth in Section 5.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.16, which shall be substantially in the form ~~of Exhibit B-2 or any other form~~ approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Payment Date and the Termination Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Termination Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Termination Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, ~~and~~ (iii) no tenor that has been removed from this definition pursuant to clause (f) of Section 8.01 shall be available for specification in such Notice of Borrowing or Interest Election Request and (iv) notwithstanding the foregoing, the initial Interest Period for the Initial Term Loans and Revolving Loans made on the Amendment No. 2 Effective Date will end on the date that is thirty (30) days after the Amendment No. 2 Effective Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.17(j) and any affiliate of any of such Bank who issues a Letter of Credit for the account of the Borrower.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the LC Exposure at such time.

“LCT Election” has the meaning set forth in Section 1.09(c).

“LCT Test Time” has the meaning set forth in Section 1.09(c).

“Lead Arranger” means, JPMorgan Chase Bank, N.A., in its capacities as lead arranger and bookrunner.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.17(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Letters of Credit” means each letter of credit issued by an Issuing Bank pursuant to Section 2.17 of this Agreement and shall include each Existing Letter of Credit. Letters of Credit may include standby, commercial or direct pay letters of credit.

“Level I” applies at any date if, at such date, the Borrower’s Index Debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II” applies at any date if, at such date, the Borrower’s Index Debt is rated BBB+ by S&P or Baa1 by Moody’s.

“Level III” applies at any date if, at such date, the Borrower’s Index Debt is rated BBB by S&P or Baa2 by Moody’s.

“Level IV” applies at any date if, at such date, the Borrower’s Index Debt is rated BBB- by S&P or Baa3 by Moody’s.

“Level V” applies at any date if, at such date, the Borrower’s Index Debt is rated BB+ or lower by S&P or Ba1 or lower by Moody’s.

“Leverage Ratio” has the meaning set forth in Section 5.11.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Limited Condition Transaction” has the meaning set forth in Section 1.09(c).

“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan and “Loans” means Revolving Loans, Term Loans and Swingline Loans or any combination of the foregoing made by the Banks pursuant to this Agreement.

“Loan Documents” means this Agreement, each of the Notes, and all other documents executed or delivered (or to be executed or delivered) in connection with this Agreement or any of the foregoing documents, and any amendments, supplements or other modifications of any of the foregoing.

“Local Time” means New York City time.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, financial condition or results of operation of the Borrower and the Consolidated Subsidiaries taken as a whole; (b) the ability of the Borrower to perform its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Banks thereunder.

“Material Debt” means Debt (other than the Notes, the Obligations and any obligations under any Swap Agreement) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $50,000,000.

“Material Subsidiary” means any Subsidiary of the Borrower from time to time having, as of the date of the consolidated balance sheet of the Borrower and its Subsidiaries contained in the annual report on Form 10-K of the Borrower most recently delivered to the Banks in compliance herewith, either (i) contributed greater than fifteen percent (15%) of Consolidated EBITDA or (ii) greater than fifteen percent (15%) of Consolidated Assets, each change in the designation of Material Subsidiaries to become effective as of the date of such balance sheet. Material Subsidiaries in existence as of the Effective Date are listed on Schedule 4.09 hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA which is covered by Title IV of ERISA and to which any member of the ERISA Group (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“New Bank” has the meaning assigned to such term in Section 2.18.

“New Term Loan” has the meaning assigned to such term in Section 2.01(c).

“New Term Loan Bank” has the meaning assigned to such term in Section 2.01(c)(ii).

“New Term Loan Commitment” means, with respect to each applicable Bank or New Term Loan Bank, the commitment of such Bank or New Term Loan Bank to make a New Term Loan in the amount set forth in the applicable New Term Loan Supplement.

“New Term Loan Supplement” means a supplement to this Agreement substantially in the form of Exhibit D hereto executed pursuant to the terms of Section 2.01(c)(iii).

“New Term Loan Termination Date” means the date specified in the applicable New Term Loan Supplement as the maturity date of the applicable New Term Loan.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay one or more of the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Administrative Agent and the Banks arising pursuant to this Agreement or any of the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents. The term Obligations includes any and all post-petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 9.06.

“Patriot Act” has the meaning set forth in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Transactions” means a sale, transfer and/or pledge of accounts receivable or other rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise); provided that the aggregate outstanding thereunder (i.e., advanced as the purchase price and not repaid from collections) by the Borrower and its Consolidated Subsidiaries pursuant to all such transactions shall at no time exceed $~~100,000,000~~150,000,000 .

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Reorganization” has the meaning set forth in Section 9.06(b)(ii)(E)(2).

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, or Level V applies at any date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 30, 2014 (as amended by that certain Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of August 10, 2015, as further amended by that certain Amendment No. 2 to Third Amended and Restated Credit Agreement, dated as of August 2, 2016, as further amended by that certain Amendment No. 3 to Third Amended and Restated Credit Agreement, dated as of December 20, 2019, as further amended by that certain Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of April 9, 2020, as further amended by that certain Amendment No. 5 to Third Amended and Restated Credit Agreement, dated as of January 13, 2021, and as further amended by that certain Amendment No. 6 to Third Amended and Restated Credit Agreement, dated as of March 4, 2021, and as further amended, restated, amended and restated, modified or supplemented prior to the date hereof), among the Borrower, the lenders party thereto and JPMorgan, as the administrative agent.

“Prior Term Loan Credit Agreement” means that certain Credit Agreement, dated as of December 20, 2019 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 9, 2020, and as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of March 4, 2021 and as further amended, restated, amended and restated, modified or supplemented prior to the date hereof) among the Borrower, the lenders party thereto and JPMorgan, as the administrative agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Rating Agency” means S&P and Moody’s.

“Ratio Increase” has the meaning set forth in Section 5.11.

“Recipient” means (a) the Administrative Agent, (b) any Bank and (c) any Issuing Bank, as applicable.

“Redemption Period” has the meaning set forth in Section 1.09(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Refinancing” means the payment in full and termination of the Prior Credit Agreement and the Prior Term Loan Credit Agreement, in each case, on the Effective Date.

“Register” has the meaning set forth in Section 9.06.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board~~,~~ and/or the NYFRB ~~or the CME Term SOFR Administrator~~, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Banks” means, subject to Section 8.09,

(a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 6.01 or all of the Commitments terminating or expiring, Banks having outstanding Term Loans, Term Loan Commitments, Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the aggregate amount of outstanding Term Loans, Term Loan Commitments, Revolving Credit Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 6.01, the Unfunded Commitment and the unfunded Term Loan Commitments of each Bank shall be deemed to be zero; and

(b) for all purposes after the Loans become due and payable pursuant to Section 6.01 or the Commitments expire or terminate, Banks having outstanding Term Loans and Revolving Credit Exposures representing more than 50% of the outstanding Term Loans and Revolving Credit Exposure at such time;

provided that, (x) in the case of clauses (a) and (b) above, the Revolving Credit Exposure of any Bank that is a Swingline Bank shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 8.09 of the Swingline Exposures of Defaulting Banks in effect at such time, and the Unfunded Commitment of such Bank shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for purposes of determining Banks which constitute “Required Banks”, the unfunded Commitments, outstanding Term Loans, Term Loan Commitments and the Revolving Credit Exposures of each Defaulting Bank shall be deemed to be zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, any executive vice president, any senior vice president, the chief financial officer or treasurer of such Person (or, if such Person is a limited partnership, any of the foregoing of its general partner).

“Revolving Bank” means each Bank that holds a Revolving Commitment.

“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as the amount set forth opposite such Bank’s name on Schedule 1.01, as such Revolving Commitment may be (a) reduced from time to time pursuant to Section 2.10; (b) increased from time to time pursuant to Section 2.18; and (c) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06. The initial amount of each Bank’s Revolving Commitment is set forth on the Schedule 1.01, in the Assignment and Assumption pursuant to which such Bank shall have assumed its Revolving Commitment or in its Increased Commitment Supplement, as applicable. The aggregate amount of the Banks’ Revolving Commitments as of the Amendment No. ~~1~~2 Effective Date is $750,000,000.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Credit Period” means the period from and including the Amendment No. 2 Effective Date to but not including the Revolving Termination Date.

“Revolving Loan” means a loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to an Interest Election Request, the term “Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Revolving Termination Date” means ~~May 5~~February 4, ~~2027~~2030 .

“RFR” when used in reference to any Revolving Loan or Borrowing of Revolving Loans, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of the Amendment No.  ~~1~~2 Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person ~~located~~operating, organized or resident in a Sanctioned Country, (c) any Person majority owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b)~~, or (d) any Person otherwise the subject of any Sanctions.~~ (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions ~~or~~, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Representations” means the representations and warranties set forth in Sections 4.01 (solely as it relates to the organization, existence and good standing of the Borrower), 4.02 (solely as it relates to the corporate power, due authorization, execution, delivery and performance of the Loan Documents by the Borrower and the enforceability thereof against the Borrower), 4.02 (solely as it relates to the charter and by-laws of the Borrower), 4.10 and 4.12.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Swingline Bank” means JPMorgan Chase Bank, N.A., in its capacity as Bank of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the aggregate principal amounts of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Bank that is a Swingline Bank, Swingline Loans made by it that are outstanding at such time to the extent that the other Banks shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 8.09 of the Swingline Exposure of Defaulting Banks in effect at such time, and (b) in the case of any Bank that is a Swingline Bank, the aggregate principal amount of all Swingline Loans made by such Bank outstanding at such time, less the amount of participations funded by the other Banks in such Swingline Loans.

“Swingline Loan” means advances made pursuant to Section 2.05.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” means when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Term Benchmark Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Term Benchmark Lending Office by notice to the Borrower and the Administrative Agent.

“Term Loan” means an Initial Term Loan or a New Term Loan.

“Term Loan Bank” means each Bank that holds a Term Loan or a Term Loan Commitment.

“Term Loan Commitment” means an Initial Term Loan Commitment or a New Term Loan Commitment.

“Term Loan Termination Date” means the Initial Term Loan Termination Date or the New Term Loan Termination Date, as the context requires.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any borrowing of Term Benchmark Loans and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any borrowing of Term Benchmark Loans denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum ~~determined~~ published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the Term Loan Termination Date or the Revolving Termination Date, as the context requires.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Trade Date” means, as to a particular assignment or participation of an interest hereunder to a Person, the date on which the applicable Bank enters into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unfunded Commitment” means, with respect to each Bank, the Revolving Commitment of such Bank less its Revolving Credit Exposure.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and any disregarded entity for U.S. federal income tax purposes that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.05(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means any Subsidiary, all of the shares of Equity Interests or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Accounting Terms; Pro Forma Calculations; and GAAP.

(a) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Leases. Notwithstanding anything to the contrary contained in Section 1.02(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c) Pro Forma Calculations. All computations of Consolidated EBITDA, Consolidated Interest Expense and/or Consolidated Net Tangible Assets, in each case, for any period made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated giving pro forma effect thereto as if such transaction had occurred on the first day of such period.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

SECTION 1.04. Calculations; Compliance with this Agreement.

(a) The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, whole other currency or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole other currency or in whole smaller denomination thereof, as may be necessary or appropriate

(b) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) It is understood and agreed that any Liens, sale, transfer, lease, disposition, merger, dissolution, liquidation, consolidation, amalgamation, or Affiliate transaction need not be permitted solely by reference to one clause of Section 5.07, 5.09, 5.10 or 5.13, respectively, but may instead be permitted from time to time in part or in whole under any combination thereof.

SECTION 1.05. Calculation of Financial Ratios. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date shall be accounted for as obligations relating to an operating lease and not as a capital lease.

SECTION 1.06. Interest Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discounted and/or the bases on which they are calculated may change. Upon the occurrence of a Benchmark Transition Event, Section 8.01(b) provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower and the Banks, pursuant to Section 8.01(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans or RFR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or any other Benchmark or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.01(b) upon the occurrence of a Benchmark Transition Event, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.01(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, such Benchmark or have the same volume or liquidity as did such Benchmark prior to its discontinuance or unavailability.

SECTION 1.07. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.08. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 1.09. Funds Certain Provisions.

(a) Solely during the period from and including the Effective Date and to and including the earlier of (x) August 31, 2021 and (y) the date of the consummation of the Existing Notes Redemption (such period, the “Redemption Period”) and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations constituting conditions to funding as set forth Section 3.02) was incorrect, (ii) any failure by the ~~Company~~Borrower or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenants (other than as described below), (iii) that any condition to the Effective Date may be subsequently determined to not have been satisfied, (iv) the occurrence of any Event of Default (other than as described below) or (v) any provision to the contrary in this Agreement, neither the

Administrative Agent nor any Bank shall be entitled to (unless an Event of Default under Section 6.01(a), (g) and (h) in respect of the Borrower, in each case, shall have occurred and is continuing) (A) rescind, terminate, accelerate or cancel any of its Commitments hereunder or exercise any right or remedy hereunder, (B) refuse to fund any Borrowing hereunder in connection with the Existing Notes Redemption or (C) exercise any right of set-off or counterclaim. For the avoidance of doubt, (x) the rights and remedies of the Banks and the Administrative Agent with respect to any condition precedent expressly set forth in Section 3.02 shall not be limited in the event that any such condition precedent is not satisfied or waived on the date of any Borrowing hereunder in connection with the Existing Notes Redemption and (y) after the funding of any Loans hereunder in connection with the Existing Notes Redemption, all of the rights, remedies and entitlements of the Administrative Agent and the Banks shall be available notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph.

(b) Timing of Payment or Performance. When payment of any obligation is stated to be due or the performance of any covenant, duty or obligation is required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(c) Limited Condition Transactions. Solely with respect to a Borrowing of New Term Loans, notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test or the availability under any basket, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) the making of any representation or warranty, in each case as a condition to the consummation of any transaction in connection with any acquisition or similar investment (including the assumption or incurrence of Debt) (such transaction, a “Limited Condition Transaction”) at the election of the Borrower (the “LCT Election”), the determination of whether the relevant condition is satisfied may be made at the time (the “LCT Test Time”) of (or on the basis of the financial statements for the most recently ended fiscal period at the time of) the execution of the definitive agreement with respect to such transaction; provided that, that if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Borrower may elect, in its sole discretion, to re-determine whether the relevant condition is satisfied above on the basis of such financial statements (for the avoidance of doubt, giving pro forma effect to such Limited Condition Transaction), in which case, such date of redetermination shall thereafter be deemed to be the applicable test date of such ratio, test or basket for purposes of the applicable LCT Election. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Time would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA (including due to fluctuations of the target of any Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Lend.

(a) Revolving Loans. During the Revolving Credit Period, each Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make advances to the Borrower pursuant to this clause (a) from time to time in an aggregate principal amount that will not result in (i) subject to Section 2.12(c), such Revolving Bank’s Revolving Credit Exposure exceeding such Revolving Bank’s Revolving Commitment and (ii) subject to Section 2.12(c), the Total Revolving Credit Exposures exceeding the total Revolving Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 for Term Benchmark Loans or $100,000 for ABR Loans or RFR Loans (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Revolving Banks in accordance with their respective Applicable Percentages. Subject to Section 8.01, each Revolving Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Within the foregoing limits, the Borrower may borrow under this clause (a), to the extent permitted by Section 2.12, prepay Revolving Loans and reborrow at any time during the Revolving Credit Period under this clause (a).

(b) Initial Term Loans. On the Amendment No.  ~~1~~2 Effective Date, each Term Loan Bank with an Initial Term Loan Commitment severally agrees, on the terms and conditions set forth in Amendment No. ~~1~~2 and this Agreement, to make an Initial Term Loan to the Borrower in an aggregate principal amount that will not exceed such Term Loan Bank’s Initial Term Loan Commitment. Amounts repaid or prepaid in respect of the Initial Term Loans made under this clause (b) may not be reborrowed. Subject to Section 8.01, the Initial Term Loans shall be comprised of ABR Loans or Term Benchmark Loans (but not, for the avoidance of doubt, RFR Loans) as the Borrower may request in accordance herewith.

(c) New Term Loans.

(i) Request; Requirements. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request, at any time, and on one or more occasions (i) an advance of a new term loan and/or (ii) an increase in the principal amount of any then-existing Term Loans (any such new tranche or increase, a “New Term Loan”); provided that:

(A) the New Term Loans shall be denominated in Dollars and shall be in an aggregate principal amount equal to any integral multiple of $1,000,000 and not less than $10,000,000;

(B) the sum of the Revolving Commitments plus the aggregate outstanding principal amount of all Term Loans shall not at any time exceed $~~1,325,000,000~~1,425,000,000;

(C) subject to Section 1.09(c), no Event of Default exists or would result after giving effect to the making of the proposed New Term Loan and the use of proceeds therefrom;

(D) the New Term Loans shall either be ABR Loans or Term Benchmark Loans (but not, for the avoidance of doubt, RFR Loans); and

(E) the New Term Loans shall amortize as set forth in the New Term Loan Supplement.

(ii) New Term Loan Commitment. Each Bank, in its sole and absolute discretion, shall determine whether it will commit to provide a requested New Term Loan on the terms then proposed. The failure of a Bank to respond to any request for such New Term Loan shall be deemed a rejection of such request. No Bank shall have any obligation to make any New Term Loans under the terms of this clause (c). The Borrower may arrange for the New Term Loan to be provided by one or more Banks or by one or more new banks, financial institutions or other entities (a “New Term Loan Bank”); provided that each New Term Loan Bank shall be subject to the approval of the Administrative Agent, to the extent the approval of the Administrative Agent would be required to effect an assignment to such New Term Loan Bank under Section 9.06(b) (such consent not to be unreasonably withheld, conditioned or denied). No consent of any Bank (other than the Banks providing such New Term Loan) shall be required for any New Term Loan pursuant to this Section 2.01(c).

(iii) New Term Loan Supplement. Upon receipt of notice from the Administrative Agent to the Banks and the Borrower that the Banks, or sufficient Banks and New Term Loan Banks, have agreed to commit to an aggregate amount equal to the requested New Term Loan, then the Borrower, the Administrative Agent and the Banks willing to make the New Term Loan and the New Term Loan Banks (if any) shall execute, complete and deliver a New Term Loan Supplement which shall set forth the following information, with respect to the Term Loan requested: (A) the aggregate amount thereof; (B) the Banks or New Term Loan Banks who will be providing such New Term Loan and the amount of each of their commitments therefore; (C) the final maturity and amortization schedule for such New Term Loan; (D) the date the New Term Loan is to be made; (E) the Applicable Rate for such New Term Loan and (F) whether such New Term Loan shall be an ABR Loan or a Term Benchmark Loan and if a Term Benchmark Loan, the Interest Period to be initially applicable thereto.

SECTION 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) substantially in the form ~~of Exhibit B-1 (or any other form~~ approved by the Administrative Agent~~)~~ and separately provided to the Borrower not later than: (x) 11:00 A.M. (New York City time) on the date of each ABR Borrowing, (y) 1:00 P.M. (New York City time) on the third U.S. Government Securities Business Day (or such earlier time as the Administrative Agent may agree in its sole discretion) before each Term Benchmark Borrowing and (z) 11:00 A.M. (New York City time) on the fifth U.S. Government Securities Business Day (or such earlier time as the Administrative Agent may agree in its sole discretion) before each RFR Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing, which shall be $1,000,000 or a larger multiple of $500,000 for Term Benchmark Loans or $100,000 for ABR Loans or RFR Loans or, in the case of an ABR Borrowing only, an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(f) except that any Borrowing may be in the aggregate amount available in accordance with Section 3.02(b);

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, in the case of a Revolving Borrowing, a RFR Borrowing;

(iv) whether such Borrowing is a Term Loan Borrowing or a Revolving Borrowing; and

(v) in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03. [Reserved].

SECTION 2.04. Notice to Banks; Funding of Loans.

(a) Notice of Borrowing. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding by the Banks. Each Bank shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the applicable Notice of Borrowing; provided that an ABR Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c) Bank Funding Assumed Made. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Bank on the one hand and the Borrower on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Bank, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank’s Loan included in such Borrowing.

SECTION 2.05. Swingline Borrowings.

(a) Swingline Availability. Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Credit Period at the Swingline Bank’s sole discretion and in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) any Bank’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) the Total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Swingline Loan Requests. To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and the Borrower on whose account such Swingline Loan is being made. The Administrative Agent will promptly advise the Swingline Bank of any such notice received from the Borrower. The Swingline Bank shall each requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(f), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(c) Participations in Swingline Loans. The Swingline Bank may by written notice given to the Administrative Agent require the Revolving Banks to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Bank, specifying in such notice such Revolving Bank’s Applicable Percentage of such Swingline Loans. Each Revolving Bank hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 1:00 p.m., New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 1:00 p.m., New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Banks, such Revolving Bank’s Applicable Percentage of such Swingline Loans. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(b) with respect to Loans made by such Revolving Bank (and Section 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to such Swingline Banks the amounts so received by it from the Revolving Banks. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Banks. Any amounts received by the Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Banks that shall have made their payments pursuant to this paragraph and to such Swingline Banks, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Swingline Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Bank and the successor Swingline Bank. The Administrative Agent shall notify the Banks of any such replacement of the Swingline Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Bank pursuant to Section 2.08(a). From and after the effective date of any such replacement, (x) the successor Swingline Bank shall have all the rights and obligations of the replaced Swingline Bank under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Bank” shall be deemed to refer to such successor or to any previous Swingline Bank, or to such successor and all previous Swingline Banks, as the context shall require. After the replacement of the Swingline Bank hereunder, the replaced Swingline Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Bank under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Bank, the Swingline Bank may resign as a Swingline Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Banks, in which case, such Swingline Bank shall be replaced in accordance this Section.

SECTION 2.06. Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. The Borrower hereby unconditionally promises to pay: (i) to the Administrative Agent for the account of each Revolving Bank the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date in the currency of such Revolving Loan, (ii) to the Administrative Agent for the benefit of the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th day or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding, (iii) to the Administrative Agent for the account of each applicable Term Loan Bank, the unpaid principal amount of each New Term Loan made to the Borrower in installments on the dates and in the amounts indicated for such New Term Loan in the applicable New Term Loan Supplement and (iv) to the Administrative Agent for the account of each applicable Term Loan Bank, the unpaid principal amount of the Initial Term Loans made to the Borrower in installments on the dates and in the amounts set forth below.

Date	Principal amount of Initial Term Loans
March 31, 2025		$3,750,000
June 30, 2025		$3,750,000
September 30, ~~2022~~2025	$	~~2,500,000~~3,750,000
December 31, ~~2022~~2025	$	~~2,500,000~~3,750,000
March 31, ~~2023~~2026	$	~~2,500,000~~3,750,000
June 30, ~~2023~~2026	$	~~2,500,000~~3,750,000
September 30, ~~2023~~2026	$	~~2,500,000~~3,750,000
December 31, ~~2023~~2026	$	~~2,500,000~~3,750,000
March 31, ~~2024~~2027	$	~~2,500,000~~3,750,000
June 30, ~~2024~~2027	$	~~2,500,000~~3,750,000
September 30, ~~2024~~2027	$	~~2,500,000~~3,750,000
December 31, ~~2024~~2027	$	~~2,500,000~~3,750,000
March 31, ~~2025~~2028	$	~~2,500,000~~3,750,000
June 30, ~~2025~~2028	$	~~2,500,000~~3,750,000
September 30, ~~2025~~2028	$	~~2,500,000~~3,750,000
December 31, ~~2025~~2028	$	~~2,500,000~~3,750,000
March 31, ~~2026~~2029	$	~~2,500,000~~3,750,000
June 30, ~~2026~~2029	$	~~2,500,000~~3,750,000
September 30, ~~2026~~2029	$	~~2,500,000~~3,750,000
December 31, ~~2026~~2029	$	~~2,500,000~~3,750,000
~~March 31, 2027~~	~~$~~	~~2,500,000~~
Initial Term Loan Termination Date		Remaining unpaid principal amount of the Initial Term Loan

(b) Accounts of Each Bank. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Bank may request that Loans made by it be evidenced by one or more Notes. In such event, the Borrower shall prepare, execute and deliver to such Bank one or more Notes payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and payable in the original principal amount of the applicable Commitment. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.07. Maturity of Loans.

(a) Revolving Loans. Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Revolving Termination Date.

(b) Swingline Loans. Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) as provided in Section 2.06(a)(ii) and Section 2.08.

(c) Term Loans. Each Term Loan shall mature, and the unpaid principal amount thereof shall be due and payable (together with interest accrued thereon) on the applicable Term Loan Termination Date.

SECTION 2.08. Interest Rates.

(a) ABR Loans. Each ABR Loan (including each Swingline Loan, which may only accrue interest under the terms of this clause (a)) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Rate. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date applicable to such Loan and, with respect to the principal amount of any ABR Loan that is prepaid or converted to a Term Benchmark Loan, on the date of such prepayment or conversion; provided that interest on Swingline Loans shall be due and payable on the day that such Swingline Loan is required to be repaid.

(b) Term Benchmark Loans. The Loans comprising each Borrowing of Term Benchmark Loans shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) RFR Loans. The Loans comprising each Borrowing of RFR Loans shall bear interest at the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.09. Fees.

(a) Facility Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Bank a facility fee which shall accrue at the Facility Fee Rate on the daily amount of the unused Revolving Commitment of such Bank during the period from and including the Effective Date to but excluding the date of termination of the Revolving Commitments in their entirety. Accrued fees under this subsection shall be payable quarterly in arrears on the date that is the fifteenth day following each Quarterly Payment Date (for the three-month period (or portion thereof) ended on such Quarterly Payment Date) and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date the Revolving Credit Exposure shall be repaid or no longer outstanding); provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Bank a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Bank’s Revolving Commitment terminates and the date on which such Revolving Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Payment Provisions. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Banks. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Termination or Reduction of Commitments.

(a) Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Termination Date. Any Term Loan Commitment shall terminate upon the funding of the related Term Loan.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (A) any Bank’s Revolving Credit Exposure would exceed its Revolving Commitment or (B) the Total Revolving Credit Exposure would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days (or such lesser period as the Administrative Agent shall agree in writing (including electronic communications) in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Banks in accordance with their respective Revolving Commitments.

SECTION 2.11. [Reserved].

SECTION 2.12. Prepayments.

(a) Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section.

(b) Notice of Prepayment. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Bank) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days (or such lesser period as the Administrative Agent shall agree to in writing (including electronic communications) in its sole discretion) before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. (or such later time as the Administrative Agent shall agree in writing (including electronic communications) in its sole discretion), New York City time on the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment (or such lesser period as the Administrative Agent shall agree to in writing~~)~~ (including electronic communications) in its sole discretion) or (iv) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m. (or such later time as the Administrative Agent shall agree in writing (including electronic communications) in its sole discretion), New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or such event does not occur. Promptly following receipt of any such, the Administrative Agent shall advise the Banks of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in this Article II, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.08 and (ii) break funding payments pursuant to Section 8.04.

(c) If at any time, the Revolving Credit Exposures exceeds the total Revolving Commitment, the Borrower agrees in each case to promptly (and in any event, within one (1) Business Day) upon notice of such excess being given to the Borrower by the Administrative Agent, repay Revolving Loan Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.17(k), as applicable, in an aggregate principal amount sufficient to cause the aggregate Revolving Credit Exposures (so calculated) to be less than or equal to the total Revolving Commitments. For avoidance of doubt, no notice shall be required to be provided by the Borrower under this Section 2.12(c).

SECTION 2.13. General Provisions as to Payments.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 8.03, Section 8.04 or Section 8.05, or otherwise) prior to 1:00 p.m., New York City time on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon and not, for the avoidance of doubt, for purposes of determining whether a payment has been received (it being understood and agreed that any payment received after 1.00 p.m. on the applicable date shall not constitute a Default or Event of Default hereunder so long as such payment is received on the date such payment is due). All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices in New York City, except payments to be made directly to Issuing Banks or Swingline Bank as expressly provided herein and except that payments pursuant to Section 8.03, Section 8.04, Section 8.05 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.12(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. Method of Electing Interest Rates.

(a) Committed Borrowings. The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.16(d) and the provisions of Article VIII and not including any Swingline Loans), as follows:

(i) if such Loans are ABR Loans, the Borrower may elect to convert such Loans to Term Benchmark Loans or, in the case of Revolving Loans, RFR Loans, as of any Business Day;

(ii) if such Loans are Term Benchmark Loans, the Borrower may elect to convert such Loans to ABR Loans or, in the case of Revolving Loans, RFR Loans, as of any Business Day or may elect to continue such Loans as Term Benchmark Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 8.04 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans; and

(iii) if such Loans are RFR Loans, the Borrower may elect to convert such Loans to ABR Loans or Term Benchmark Loans, or may elect to continue such Loans as RFR Loans, as of the Interest Payment Date applicable thereto, until the next Interest Payment Date for such RFR Loans, subject to Section 8.04 if any such conversion is effective on any day other than the Interest Payment Date applicable to such Loans.

Each such election shall be made by delivering an Interest Election Request to the Administrative Agent not later than the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. An Interest Election Request may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Interest Election Request applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of ABR Loans). If no such notice is timely received before the end of an Interest Period for any Group of Term Benchmark Loans or the Interest Payment Date for any Group of RFR Loans, as applicable, the Borrower shall be deemed to have elected that such Group of Loans be converted to ABR Loans at the end of such Interest Period or, in the case of an RFR Borrowing, on the next Interest Payment Date in respect thereof.

(b) Contents of Interest Election Request. Each Interest Election Request shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.16(a);

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in an Interest Election Request shall comply with the provisions of the definition of Interest Period.

(c) Notice to Banks. Promptly after receiving an Interest Election Request from the Borrower pursuant to Section 2.16(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) Limitation on Election. The Borrower shall not be entitled to elect to convert any Loans to Term Benchmark Loans, or continue any Term Benchmark Loans for an additional Interest Period and, unless repaid, (i) each Term Benchmark Borrowing and (ii) each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period or on Interest Payment Date, as the case may be, applicable thereto, in each case, if an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent. This section shall not apply to Swingline Loans. Swingline Loans shall accrue interest as ABR Loans and the Borrower may not at any time elect to change the type of interest rate borne by the Swingline Loans.

(e) Payment of Accrued Interests. If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

SECTION 2.17. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of letters of credit as the applicant thereof and for the support of itself and its Subsidiaries and Affiliates, denominated in Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Credit Period; provided that there shall not at any time be more than a total of 20 Letters of Credit outstanding.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict, inconsistency or overlap between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed $40,000,000, (iii) no Bank’s Revolving Credit Exposure shall exceed its Revolving Commitment and (iv) the Total Revolving Credit Exposure shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date; provided however, that (x) if the Borrower so requests, any Issuing Bank may, in its sole discretion, agree to issue Letters of Credit with an expiry date that occurs after the Revolving Termination Date and (y) with respect to each such Letter of Credit with an expiry date beyond the Revolving Termination Date, the Borrower shall either (1) pledge to the applicable Issuing Bank cash collateral, (2) backstop such Letter of Credit with another letter of credit or (3) provide other credit support reasonably acceptable to such Issuing Bank (in the case of the foregoing clauses (1) and (2), in an amount equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon), in each case, in the manner as agreed between the Borrower and such Issuing Bank.

(d) Auto-Extensions. If the Borrower so requests in any applicable notice requesting the issuance of a Letter of Credit, any Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date in compliance with paragraph (c) of this Section; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this Section 2.17 or otherwise), or (B) it has received notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Banks have elected not to permit such extension or (2) from the Administrative Agent, any Bank or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Revolving Bank, and each Revolving Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Revolving Bank’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Revolving Termination Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.05(b) that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Bank of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Bank’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Banks. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Banks have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Revolving Banks and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Banks nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential of punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Banks with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Revolving Bank to the extent of such payment.

(j) Replacement of an Issuing Bank.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to this Section 2.17 and Article VIII. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Banks, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.17(j)(i) above.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks (the “Collateral Account”), an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Banks), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder to secure Letters of Credit with expiry dates beyond the Revolving Termination Date, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after the Letter of Credit with the latest expiry date has expired if as of such date no further Letters of Credit are outstanding and all LC Disbursements have been reimbursed. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the fact that the Revolving Credit Exposure exceeds the total Commitments, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after the date when the Revolving Credit Exposures no longer exceed the total Commitments.

SECTION 2.18. Increase of Revolving Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Revolving Banks), the Borrower may request, at any time, and from time to time an increase of the aggregate amount of the Revolving Commitments by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $10,000,000; provided that (i) no Event of Default shall have occurred and be continuing and (ii) at no time shall the aggregate amount of the Revolving Commitments plus the outstanding principal amount of Term Loans exceed $~~1,325,000,000~~1,425,000,000 in the aggregate. No Revolving Bank shall have any obligation to increase its Revolving Commitment. A Revolving Bank’s decision whether to increase its Revolving Commitment under this Section 2.18 if it is requested to do so shall be made in such Revolving Bank’s sole and absolute discretion and any failure to respond to a request shall be deemed to be a decision by such Revolving Bank that it will not increase its Revolving Commitment. The Borrower may arrange for any such increase to be provided by one or more Banks or by one or more new banks, financial institutions or other entities (a “New Bank”) and any such increased amount (the “Increase Amount”) provided that each New Bank shall be subject to the approval of the Administrative Agent, to the extent the approval of the Administrative Agent would be required to effect an assignment to such New Bank under Section 9.06(b) (such consent not to be unreasonably withheld, conditioned or denied). Upon receipt of notice from the Administrative Agent to the Revolving Banks and the Borrower that the Revolving Banks, or sufficient Revolving Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that, no Event of Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the Banks willing to increase their respective Revolving Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached as Exhibit G hereto. No consent of any Bank (other than the Banks participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.18. If all existing Revolving Banks shall not have provided their pro rata portion of the requested increase, on the effective date of the Increased Commitment Supplement the Revolving Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Banks, pro rata in accordance with their respective Applicable Percentages hereunder. The advances made under this Section by each Revolving Bank whose Applicable Percentage is new or has increased under the Increased Commitment Supplement (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Bank or Revolving Banks whose Applicable Percentage has decreased (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement). The advances made under this Section shall be ABR Borrowings made under each Revolving Bank’s Revolving Commitment unless another type of Borrowing is selected by the Borrower to be applicable thereto.

ARTICLE III

CONDITIONS

SECTION 3.01. Closing. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or not applicable:

(a) a counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b) a customary opinion of Sidley Austin LLP, counsel for the Borrower, addressed to the Administrative Agent and the Banks and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(c) all fees and other amounts due and payable on or prior to the Effective Date for which invoices have been presented two (2) Business Days prior to the Effective Date, including, without limitation, the upfront fees the Borrower and the Administrative Agent have agreed to pay to each Bank;

(d) all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(e) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Bank delivers a written request to the Borrower at least ten (10) days prior to the Effective Date, then the Administrative Agent and the Banks shall have received at least five (5) days prior to the Effective Date, and be reasonably satisfied in form and substance with, a Beneficial Ownership Certification in relation to the Borrower (provided that upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (e) shall be deemed to be satisfied); and

(f) upon the reasonable request of any Bank made in writing at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date; and

(g) satisfactory evidence that substantially concurrently with the Effective Date, the Refinancing shall have occurred or will occur.

The Administrative Agent shall promptly notify the Borrower and the Banks of the date when all documents required to be delivered as a condition to the effectiveness of this Agreement have been delivered, such date shall be the Effective Date, and such notice shall be conclusive and binding on all parties hereto; provided that unless the Administrative Agent notifies the Borrower and the Banks to the contrary, the Effective Date shall be the date of this Agreement. The execution of this Agreement by the Borrower shall be deemed to be a representation and warranty by the Borrower on the Effective Date as to the facts specified in clauses (b), (c) and (d) of Section 3.02.

SECTION 3.02. Borrowings. The obligation of each Bank to make a Loan on the occasion of any Borrowing, and any agreement of an Issuing Bank to consider issuing, amending, renewing or extending any Letter of Credit (except with respect to any amendment, modification, renewal or extension of a Letter of Credit which does not increase the stated amount of such Letter of Credit), is subject to the satisfaction of the following conditions (subject, in all respects to the terms of Section 1.09, if such Borrowing is in connection with (x) the Existing Notes Redemption during the Redemption Period or (y) the incurrence of a New Term Loan in connection with a Limited Condition Transaction):

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.05, as the case may be, if a Loan is requested or if an issuance, amendment, renewal or extension of a Letter of Credit is requested, receipt by the Administrative Agent and the applicable Issuing Bank of a request therefor under the terms of Section 2.17(a) or if a Swingline Loan is requested, receipt by the Administrative Agent and Swingline Bank of a request therefor under the terms of Section 2.05(b);

(b) immediately after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Revolving Credit Exposure will not exceed the aggregate amount of the Revolving Commitments;

(c) immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing; provided that, if such Borrowing is in connection with the Existing Notes Redemption during the Redemption Period, then only Events of Default under Sections 6.01(a), (g) and (h) in respect of the Borrower, in each case, shall not have occurred and be continuing; and

(d) the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materially, in all respects) as of such earlier date; provided that, if such Borrowing is in connection with the Existing Notes Redemption during the Redemption Period then only the Specified Representations shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable, as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all corporate powers to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) are within the corporate power of the Borrower, (b) have been duly authorized by all necessary corporate action and will not violate the Borrower’s certificate of incorporation or by-laws, and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) requires no action by or in respect of, or filing with, any governmental body, agency or official (except for (i) any reports required to be filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, or (ii) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Loan Agreements) and (ii) does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

SECTION 4.03.  Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information.

(a) Year End Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2021 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal year then ended, set forth in the Borrower’s annual report on Form 10-K for the fiscal year ended March 31, 2021, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) [Reserved]

(c) No Material Adverse Change. Since March 31, 2021, there has been no material adverse change in the business, assets, results of operations, or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Compliance with ERISA. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan maintained by the Borrower and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan within the applicable time periods provided therefor under ERISA and the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, to the extent that any of the foregoing would have a Material Adverse Effect.

SECTION 4.07. Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower (i) has not failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income Tax returns and all other material Tax returns which are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary except (a) such taxes and charges as may be contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with generally accepted accounting principles and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09. Subsidiaries. Each Material Subsidiary is a corporation, partnership, or limited liability company, as applicable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate, partnership, or limited liability company powers, as applicable, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where failure to have such powers, licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect. Material Subsidiaries in existence as of the Effective Date are listed on Schedule 4.09 hereto.

SECTION 4.10. No Regulatory Restrictions on Borrowing. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

SECTION 4.11. Full Disclosure. All written information (other than information of a global economic or industry nature) heretofore furnished by the Borrower to the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent (as modified or supplemented by other written information so furnished) will be, true and accurate in all material respects, taken as a whole, on the date as of which such information is stated or certified; provided that, with respect to projections, estimates, pro forma financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

SECTION 4.12. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and its agents that act or will act in any capacity in connection with the credit facility established hereby (including, without limitation, with respect to the proceeds thereof and the Transactions contemplated hereby), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate any Anti-Corruption Law or applicable Sanctions, including in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 4.13. Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

ARTICLE V

COVENANTS

Until the Facility Termination, the Borrower covenant and agrees with the Banks that:

SECTION 5.01. Information. The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to or resulting from a maturity of any Loans under this Agreement occurring within one (1) year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings, stockholders’ equity and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of earnings, stockholders’ equity and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.11 and Section 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) Notice of Default. Promptly after a Responsible Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) ERISA Matters. To the extent it would reasonably be expected to result in any material liability to the Borrower, if and when the Borrower or, to the extent the Borrower has actual knowledge thereof, any member of the ERISA Group, (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) with respect to any Plan, or has actual knowledge that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives written notice of complete or partial withdrawal liability under Title IV of ERISA or written notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (iii) receives written notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives written notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives written notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan within the applicable time periods therefor under ERISA and the Code, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower is required or proposes to take;

(g) Ratings. Promptly after any Responsible Officer of the Borrower obtains actual knowledge that any Rating Agency shall have announced a downgrade in the rating established or deemed to have been established for the Index Debt; and

(h) Other Information. From time to time (x) such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request, except to the extent prohibited by applicable law, regulatory policy, regulatory restriction or confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement and, in all events, so long as such confidentiality agreement does not relate to information expressly required to be furnished pursuant to the other terms of any Loan Document) or to the extent covered by attorney-client privilege or other legal privilege (as determined in the reasonable good faith of the Borrower), (y) information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation and (z) at the request of the Administrative Agent or any Bank, any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of beneficial owners identified in such certification.

provided that any information or document that is required to be furnished by this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to be furnished on the earlier of (i) the date on which such documents have been posted on the Borrower’s website or on the SEC’s website, (ii) the date on which such documents are delivered in a format acceptable to the Administrative Agent by email or (iii) the date on which such documents are posted on the Borrower’s behalf on an Electronic System to which each of the Administrative Agent and each Bank has access.

SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, all their respective material obligations and liabilities (including tax liabilities which if unpaid might by law give rise to a Lien), except where (a) the same may be contested in good faith by appropriate proceedings, and with respect to which the Borrower or such Subsidiary, as the case may be, maintains appropriate reserves in accordance with generally accepted accounting principles and (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03. Maintenance of Property; Insurance.

(a) Maintenance of Property. The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall prevent the Borrower or any Subsidiary from disposing of any of its assets in the ordinary course of business or as otherwise not prohibited by Section 5.07.

(b) Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided, that the Borrower and its Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

SECTION 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise not prohibited by Section 5.07, the Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws, Anti-Corruption Laws and Sanctions) except (a) to the extent the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, in each case, to the extent necessary to permit financial statements to be prepared in conformity with GAAP; and will permit, and will cause each Material Subsidiary to permit, representatives of any Bank at such Bank’s expense, upon reasonable prior notice, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may reasonably be desired; provided that (i) the Administrative Agent and the Banks shall collectively be limited to exercising such rights no more often than once during any calendar year, (ii) visits by any Bank shall be coordinated with the Borrower through the Administrative Agent and (iii) any Bank electing to exercise such rights shall notify the Administrative Agent and each other Bank reasonably in advance of such exercise and the Administrative Agent and each other Bank (and their representatives and independent contractors) shall be given a reasonable opportunity to participate therein. The Administrative Agent and the Banks shall give the Borrower or such Material Subsidiary the opportunity to participate in any discussions with the Borrower’s or such Material Subsidiary’s accountants. Such inspection rights are subject to the provisions of Section 9.16 and applicable law and shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would result in violation or other breach of any third-party confidentiality agreements (other than any such confidentiality agreement entered into in contemplation of this Agreement and, in all events, so long as such confidentiality agreement does not relate to information expressly required to be furnished pursuant to the terms of any Loan Document); provided, further, that the Borrower will use commercially reasonable efforts to allow the Administrative Agent and/or the Banks to conduct the inspection in a manner that does not violate the relevant agreements or restrictions.

SECTION 5.07. Mergers and Sales of Assets. The Borrower will not:

(a) consolidate or merge with or into any other Person; provided that the Borrower may merge with another Person (x) if the Borrower is the corporation surviving such merger and (y) after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing; or

(b) sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole to any Person, except that the Borrower may sell accounts receivable and other rights to payment in Permitted Securitization Transactions and the assets sold pursuant thereto shall not be included as asset disposed of in the determining compliance with this clause (b).

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes (including, without limitation, the repayment of outstanding Loans and the payment of fees under any Loan Document), of the Borrower and its Subsidiaries including, without limitation, to finance working capital needs, to refinance indebtedness (including the Refinancing) and to finance acquisitions and similar investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not use the proceeds of any Loan or Letter of Credit, and the Borrower shall not use and shall cause its Subsidiaries not to use, the proceeds of any Loan or Letter of Credit in any manner that would result in the representations and warranties set forth in Section 4.10 or the last sentence of Section 4.12 becoming untrue.

SECTION 5.09. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset (including Equity Interests of Subsidiaries) now owned or hereafter acquired by it, except:

(a) Existing Liens. Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement;

(b) Liens of an Acquired Person. Any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) Purchase Money Liens. Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement (except improvements or proceeds of such property);

(d) Mergers, etc. Any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(e) Liens Existing on an Acquired Asset. Any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f) Joint Venture. Liens on the Equity Interests of Texas Lehigh Cement Company LP securing Debt of Texas Lehigh Cement Company LP not prohibited hereunder;

(g) Refinancings. Any Lien arising out of the refinancing, refunding, extension, renewal or replacement of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal amount of such Debt (or any refinancing, refunding, extension, renewal or replacement thereof) is not increased (except by the amount of any accrued interest and premiums with respect to such Debt and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement) and is not secured by any additional assets (except improvements or proceeds of such property);

(h) Ordinary Course. Liens (i) arising in the ordinary course of its business which (x) do not secure Debt for borrowed money and (y) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business, (ii) in favor of the Borrower or a Subsidiary of the Borrower, (iii) in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof or any other Person, to secure partial, progress, advance or other payments or (iv) securing banking services or cash management obligations;

(i) Liens for Taxes. Any Lien for Taxes not yet due and payable or are being contested in compliance with Section 5.02;

(j) Securitization Liens. Liens on accounts receivable, other rights to payment, the proceeds thereof and the accounts in which such proceeds are deposited arising in connection with Permitted Securitization Transactions; and

(k) Basket of Permitted Liens. Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or Swap Agreements in an aggregate principal or face amount not to exceed 15% of Consolidated Net Tangible Assets.

SECTION 5.10. Subsidiary Debt Limitation. Total Debt of Consolidated Subsidiaries (excluding (i) Debt of a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary, (ii) Debt in connection with the Existing Notes (unless the Existing Notes remain outstanding after August 31, 2021) and (iii) Debt arising in connection with Permitted Securitization Transactions) will not exceed 15% of Consolidated Net Worth.

SECTION 5.11. Leverage Ratio. The Borrower will not permit the ratio of (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters of (i) Consolidated Debt as of the date of determination to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Consolidated Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided, however, that the Borrower may request, up to two times before the Termination Date and upon an acquisition by the Borrower of $200,000,000 or greater, an increase in the Leverage Ratio to 4.00 to 1.00 (the “Ratio Increase”); provided further that the Ratio Increase shall only be in effect for the three full consecutive quarters following the quarter during which such acquisition was consummated, after which the Leverage Ratio will revert back to 3.50 to 1.00.

SECTION 5.12. Interest Coverage Ratio. The Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Consolidated Subsidiaries on a consolidated basis, to be less than 2.50 to 1.00.

SECTION 5.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment

(whether by acquisition of Equity Interests or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except (a) on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an Affiliate; (b) between or among the Borrower and its Subsidiaries not involving any other Affiliates, (c) (i) direct or indirect distributions, dividends, or payments to any Person on account of any Equity Interests of the Borrower or its Subsidiaries and (ii) any redemption, retirement, sinking fund or other payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by the Borrower or its Subsidiaries.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) Payment. The Borrower shall fail to pay (i) any principal of any Loan, (ii) within one (1) Business Day, or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or (iii) within five (5) Business Days after the due date thereof, any interest, any fees or any other amount payable hereunder;

(b) Covenant Default. The Borrower shall fail to observe or perform any covenant contained in Article V, other than those contained in Section 5.01 through Section 5.06, for 5 days after any Responsible Officer of the Borrower obtains actual knowledge thereof;

(c) Other Covenant Defaults. The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Banks;

(d) False Representation, etc. Any representation or warranty made by the Borrower in this Agreement, any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) Cross Payment Default. The Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period, if any, unless such failure to make such payment is cured or waived;

(f) Cross Covenant Default. (i) Any event or condition shall occur which results in the acceleration of the maturity of any Material Debt; provided that this clause (i) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt and (ii) any default in the observance or performance of any of the obligations of the Borrower or any Subsidiary under any Swap Agreement that results in the exercise by the counterparty thereunder of such counterparty’s right to terminate its position under such Swap Agreement, and the Swap Termination Value owed by the Borrower or such Subsidiary as a result of such termination is greater than $50,000,000,

(g) Voluntary Insolvency. The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)  Involuntary Insolvency. An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) ERISA. To the extent it would have a Material Adverse Effect, any member of the ERISA Group shall incur any liability under Title IV of ERISA or, to a Multiemployer Plan;

(j) Judgments. Judgments or orders for the payment of money in excess of $50,000,000 (to the extent not covered by independent third party insurance as to which the respective insurer does not dispute coverage) shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed pending appeal or settlement thereof; or

(k)  Change of Control. A Change of Control shall occur;

then, and in every such event, the Administrative Agent shall

(i)  if requested by the Required Banks, by notice to the Borrower, and subject to Section 1.09, terminate the Revolving Commitments, any Term Loan Commitment and the commitment of the Swingline Bank to make Swingline Loans and they shall thereupon terminate, and

(ii)  if requested by the Required Banks, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans, shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments, the commitment of the Swingline Bank to make Swingline Loans and any agreement of any Issuing Bank to issue or modify Letters of Credit, shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the other Banks thereof.

SECTION 6.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Banks:

(a)  all payments received on account of the Obligations shall, subject to Section 8.09, be applied by the Administrative Agent as follows:

(i)  first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including unpaid fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.09(c) payable to the Administrative Agent in its capacity as such), in each case, that are accrued and unpaid;

(ii)  second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and letter of credit fees) payable to the Banks and the Issuing Banks (including fees and disbursements and other charges of counsel to the Banks and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them, in each case, that are accrued and unpaid;

(iii)  third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and charges and interest on the Loans, and accrued and unreimbursed LC Disbursements, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)  fourth, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (b) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.17 or 8.09, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Sections 2.17 and 8.09, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 6.03;

(v)  fifth, to the payment in full of all other accrued and unpaid Obligations, in each case ratably among the Administrative Agent, the Banks and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)  finally, the balance, if any, after all accrued and unpaid Obligations have been paid in full, to the Borrower or as otherwise required by law; and

(b)  if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authorization.

(a)  Each Bank and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Bank and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Bank and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents;

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Banks (or such other number or percentage of the Banks as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Bank and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Banks and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(c)  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Banks and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)  the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank, Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)  The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent;

(e)  None of any Co-Syndication Agent, any Co-Documentation Agent or the Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder;

(f)  In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Administrative Agent (including any claim under Section 2.09, Section 2.08, Section 8.01, Section 8.04 and Section 9.03) allowed in such judicial proceeding;

(ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Bank and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank or Issuing Bank in any such proceeding.

(g)  The provisions of this Article are solely for the benefit of the Borrower, the Administrative Agent, the Banks and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions (other than Section 7.05). Each Bank or Affiliate of a Bank, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 7.02. Administrative Agent’s Reliance; Indemnification.

(a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any Bank for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) (A) in the absence of its own bad faith, unlawful conduct, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment), (B) to the extent that such losses, claims, damages, liabilities or related expenses arise from a material breach of its obligations under the Loan Documents, as determined in by a final, nonappealable judgment of a court of competent jurisdiction or (C) to the extent that such losses, claims, damages, liabilities or related expenses arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by a Bank (other than in its capacity as the Administrative Agent, or bookrunner with respect to the credit facility evidenced hereby) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)  The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Bank or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrower, any Subsidiary, any Bank or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Bank or Issuing Bank, or any exchange rate.

(c)  Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.06, (ii) may rely on the Register to the extent set forth in Section 9.06(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Bank or Issuing Bank and shall not be responsible to any Bank or Issuing Bank for any statements, warranties or representations made by or on behalf of Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 7.03. Posting of Communications.

(a)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)  THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF

THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Bank and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)  Each of the Banks, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)  Nothing herein shall prejudice the right of the Administrative Agent, any Bank or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 7.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Banks”, “Required Banks” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Bank, Issuing Bank or as one of the Required Banks, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Banks or the Issuing Banks.

SECTION 7.05. Successor Administrative Agent.

(a)  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Banks, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank with an office in the United States. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Banks, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Bank and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.06. Acknowledgements of Banks and Issuing Banks.

(a)  Each Bank represents that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of ~~its business~~business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) and that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)  Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.

SECTION 7.07. Certain ERISA Matters.

(a)  Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b)  In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit the Borrower, that none of the Administrative Agent, or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)  The Administrative Agent and the Lead Arranger hereby inform the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 7.08. Borrower Communications.

(a)  The Administrative Agent, the Banks and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)  Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Amendment No. 2 Effective Date, a user ID/password authorization system), each of the Banks, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)  THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OTHER APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“ Borrower Communications” means, collectively, any Notice of Borrowing, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)  Each of the Banks, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Alternate Rate of Interest.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 8.01:

(i)  the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate ~~or the Term SOFR Rate, as applicable~~ (including because the Term SOFR Reference Rate is not available or published on a current basis), for a Term Benchmark Loan for the applicable Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR ~~or Daily Simple SOFR~~; or

(ii)  the Administrative Agent is advised by the Required Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable, for a Term Benchmark Loan for the applicable Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing or such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, subject to replacing the Term SOFR Rate pursuant to Section 8.01(b), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective and (B) if any Notice of Borrowing requests (1) a Term Benchmark Borrowing, such Borrowing shall be made as (x) in the case of a Revolving Borrowing, an RFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) in the case of a Term Loan or if the Adjusted Daily Simple SOFR also is the subject of Section 8.01(a)(i) or (ii) above, an ABR Borrowing or (2) an RFR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one

Type of Borrowing, then the other Type of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request or a new Notice of Borrowing, subject to replacing the Term SOFR Rate pursuant to Section 8.01(b), (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) in the case of a Revolving Loan, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) in the case of a Term Loan or if the Adjusted Daily Simple SOFR also is the subject of 8.01(a)(i) or (ii) above, an ABR Loan, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(c) [Reserved].

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent in consultation with the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)  The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Bank (or group of Banks) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.01.

(f)  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing ~~or RFR Borrowing of~~, conversion to or continuation of Term Benchmark Loans ~~or RFR Loans, as applicable,~~ to be made, converted or continued or (ii) a RFR Borrowing or conversion to or continuation of RFR Loans, during any Benchmark Unavailability Period and, failing that, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.01, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) in the case of a Revolving Loan, an RFR Loan, or (B) in the case of a Term Loan or if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.01, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) in the case of a Revolving Loan, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) in the case of a Term Loan or if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, an ABR Loan, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, the parties hereto shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including Proposed United States Treasury Regulations Section 1.1001-6 and any future guidance, so that a Benchmark Replacement will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement.

SECTION 8.02. Illegality. If any Change in Law shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its Term Benchmark Loans or RFR Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the

Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Term Benchmark Loans or RFR Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different lending office for Term Benchmark Loans or RFR Loans if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Term Benchmark Loan or RFR Loan of such Bank then outstanding shall be converted to an ABR Loan either (a) on the last day of the then current Interest Period applicable to such Term Benchmark Loan if such Bank may lawfully continue to maintain and fund such Loan as a Term Benchmark Loan to such day or (b) immediately (i) if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Term Benchmark Loan to such day or (ii) in the case of a RFR Loan. Interest and principal on any such ABR Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Term Benchmark Loans or RFR Loans of the other Banks.

SECTION 8.03. Increased Cost and Reduced Return.

(a) Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Bank ~~(except any such reserve requirement reflected in the Adjusted Term SOFR Rate)~~ or Issuing Bank;

(ii)  impose on any Bank or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein; or

(iii) subject any Bank or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Bank, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Bank, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Bank, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower agrees to pay to such Bank, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Reduced Return. If any Bank or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or Issuing Bank’s policies and the policies of such Bank’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank’s or

Issuing Bank’s holding company for any such reduction suffered; provided that such Bank shall only be entitled to seek such additional amounts under this clause (b) if such Bank is then generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities having comparable reimbursement provisions.

(c) Bank Certificate. A certificate of a Bank or Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower will pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Request for Compensation. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 8.04. Break-Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) subject to Section 8.01, the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12 and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.07(b), then, in any such event, the Borrower agrees to compensate each Bank (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Bank whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense actually incurred by such Bank attributable to such event (other than the loss of Applicable Rate for Term Benchmark Loans). In the case of a Term Benchmark Loan, such loss, cost or expense to any Bank shall be deemed to include an amount determined by such Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 8.07(b), then, in any such event, the Borrower shall compensate each ~~Lender~~Bank for the loss, cost and expense attributable to such event. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower agrees to pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 8.05. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on the account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Tax Indemnity. Without duplication of any amounts paid pursuant to Section 8.05(a) or Section 8.05(b), the Borrower agrees to indemnify each Recipient, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e) Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.05(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing:

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form), as applicable; or

(4) to the extent a Foreign Bank is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (D) and Section 8.05(i) below, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) On or before the date it becomes a party to this Agreement, the Administrative Agent shall provide the Borrower with two duly completed original copies of, if it is a United States Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Banks. The Administrative Agent shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by to be withheld under applicable law. Upon the reasonable request of the Borrower, the Administrative Agent shall update any form or certification previously delivered pursuant to this Section 8.05(h). If any form or certification previously delivered pursuant to this Section 8.05(h) expires or becomes obsolete or inaccurate with respect to the Administrative Agent, the Administrative Agent shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this Section 8.05(h), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(i) If a payment made to the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Administrative Agent shall deliver to the Borrower at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such other documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine whether the Administrative Agent has complied with its obligations under FATCA, and to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of Section 8.05(f)(ii)(D) and this Section 8.05(i), “FATCA” shall include any amendments after the date of this Agreement.

(j) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) Defined Terms. For purposes of this Section 8.05, the term “Bank” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 8.06. [Reserved].

SECTION 8.07. Mitigation Obligations; Replacement of Banks.

(a) If any Bank requests compensation under Section 8.03, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental

Authority for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or Section 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If (i) any Bank requests compensation under Section 8.03, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.05, (iii) any Bank becomes a Defaulting Bank or (iv) any Bank shall fail to consent to a departure or waiver of any provision of the Loan Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Banks or of all Banks directly affected thereby and has been consented to by the Required Banks, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights (other than its existing rights to payments pursuant to Section 8.03 or Section 8.05) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to the extent required under Section 9.06 (and if a Commitment is being assigned, the Issuing Banks and the Swingline Bank), which consent shall not unreasonably be withheld, (x) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); provided, however, that, in the case of the Borrower’s replacement of a Defaulting Bank for failure to fund Loans hereunder, the assignee or the Borrower, as the case may be, shall hold back from such amounts payable to such Bank and pay directly to the Administrative Agent any payments due to the Administrative Agent or the non-Defaulting Banks by the Defaulting Bank under this Agreement, (y) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments and (z) in the case of clause (iv) above, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Bank required to make such assignment and delegation need not be a party thereto.

SECTION 8.08. [Reserved].

SECTION 8.09. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Bank pursuant to Section 2.09(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank or Swingline Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Bank in accordance with this Section; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Banks, the Issuing Banks or Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Banks or Swingline Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Loan Document; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Bank’s LC Exposure and Swingline Loans are held by the Banks pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto;

(c) the Commitment, the outstanding Term Loans and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Bank or each Bank affected thereby which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank, and provided, further, that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank made pursuant to clause (i), (ii) or (iii) of the first proviso to Section 9.02 (but, in respect of such clauses (ii) and (iii), only to the extent relating to principal or interest) shall also require the consent of any such Bank which has become a Defaulting Bank;

(d) if any Swingline Exposure or LC Exposure exists at the time a Revolving Bank becomes a Defaulting Bank then:

(i) all or any part of such Swingline Exposure and LC Exposure of such Defaulting Bank (other than, in the case of a Defaulting Bank that is a Swingline Bank, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Bank, cause such non-Defaulting Bank’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Bank’s LC Exposure, in each case, after giving effect to any partial reallocation pursuant to clause (i) above in accordance with the procedures set forth in Section 2.17(b)(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to this clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.09(b) with respect to such Defaulting Bank’s LC Exposure during the period such Defaulting Bank’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Banks is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Banks pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages; and

(v)  if all or any portion of such Defaulting Bank’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.09 with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Revolving Bank is a Defaulting Bank, no Swingline Bank shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with this Section, and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with this Section (and such Defaulting Bank shall not participate therein); and

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Bank Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Bank or Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, no Swingline Bank shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Bank or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Bank, satisfactory to such Swingline Bank or Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that each of the Administrative Agent, the Borrower, each Swingline Bank and each Issuing Bank agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposure and LC Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Applicable

Percentage; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 5960 Berkshire Lane, Suite 900, Dallas, Texas, 75225, Attention of D. Craig Kesler, Executive Vice President - Finance and Administration and Chief Financial Officer., (Facsimile No. (214) 432-2110; Email: ckesler@eaglematerials.com);

(b) if to JPMorgan in its capacity as (i) the Administrative Agent from the Borrower, to it at JPMorgan Chase Bank, N.A~~, 10 S Dearborn St. L2, Chicago, IL 60603, Attn: Loan and Agency, (ii~~. at the address separately provided to the Borrower, (ii) the Administrative Agent from the Banks, to it at JPMorgan Chase Bank, N.A., 8181 Communications Pkwy Bldg B, Floor 06, Plano, TX, 75024-0239, Attn: Will Price, (iii) as a Bank or the Swingline Bank, to it at JPMorgan Chase Bank, N.A, ~~10 S Dearborn St. L2, Chicago, IL 60603, Attn: Charitra Shetty (Telephone: 312-732-6468; Email: jpm.agency.cri@jpmorgan.com)~~at the address separately provided to the Borrower or (~~iii~~iv) as an Issuing Bank, to it at JPMorgan Chase Bank, N.A, ~~10 S Dearborn St. L2, Chicago, IL 60603, Attn: Chicago LC Agency Closing Team/Chicago LC Agency Activity Team (Email: Chicago.LC.Agency.Closing.Team@jpmorgan.com; Chicago.LC.Agency.Activity.Team@jpmorgan.com); and~~at the address separately provided to the Borrower; and

(c) if to any other Bank or Issuing Bank (other than JPMorgan Chase Bank, N.A.), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Borrower, the Banks, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided and provided in the Notes shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

SECTION 9.03. Expenses; Indemnification.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, in each case under this clause (a), legal expenses shall be limited to a single counsel selected by the Administrative Agent and a single local counsel to the Administrative Agent in each relevant jurisdiction and a single special counsel to the Administrative Agent in each relevant specialty (in each case except allocated costs of in-house counsel) in connection with the foregoing.

(b) Indemnification. The Borrower shall indemnify the Administrative Agent, the Lead Arranger, the Issuing Bank and each Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use, or the proposed use, of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to arise from the gross negligence, bad faith, unlawful conduct or willful misconduct of such Indemnitee, (B) to the extent that such losses, claims, damages, liabilities or related expenses arise from a material breach of the obligations of such Indemnitee under the Loan Documents, as determined in by a final, nonappealable judgment of a court of competent jurisdiction pursuant to a claim brought by the Borrower, (C) to the extent that such losses, claims, damages, liabilities or related expenses arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than in its capacity as the Administrative Agent, Arranger, Co-Syndication Agent, Co-Documentation Agent or bookrunner with respect to the credit facility evidenced hereby) or (D) with respect to any settlement of any proceeding if the amount of such settlement was effected without the Borrower’s consent (which consent shall not be unreasonably withheld), but if settled with the Borrower’s written consent or if there is a final judgment for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 9.03(b). The Borrower shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (x) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy; provided, further, that all out-of-pocket legal expenses shall be limited to one firm of counsel for all Indemnitees and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower in writing of such conflict and therefore retains its own counsel, of one additional firm of counsel for all such affected Indemnitees). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)  Banks. Each Bank severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Waiver. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and each Indemnitee all not assert, and hereby waives, any claim against the Borrower (i) for any damages arising from the use by unintended recipients of information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet) in connection with the Loan Documents, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Timing. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Bank, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Bank or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Bank, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Bank or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.09 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. The rights of each Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, such Issuing Bank or their respective Affiliates may have. Each Bank and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.05. Amendments and Waivers.

(a)  Subject to Section 8.01(b), (c), (d) and (f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (w) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Banks, (x) pursuant to a New Term Loan Supplement executed in accordance with the terms and conditions of Section 2.01(c) which only needs to be signed by the Borrower, the Administrative Agent and the Banks providing the New Term Loan Commitments thereunder, (y) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.18 which only needs to be signed by the Borrower, the Administrative Agent and the Revolving Banks increasing or providing new Revolving Commitments, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, with the consent of the Required Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13(b) or (c) or Section 9.04 in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank directly affected thereby, (vi) release the Borrower from its obligations under the Loan Documents, without the written consent of each Bank (not including any Defaulting Bank), or (vii) change any provisions of any of the Loan Documents in a manner that by its terms adversely affects the rights in respect of payments due to Banks holding a class of Loans differently than those holding Loans of any other class, without the written consent of Banks holding a majority in interest of the outstanding Loans and unused commitments of each affected class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Bank without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Banks but not any other group of Banks, may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected class of Banks. Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Banks, the Administrative Agent and the Borrower to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof.

(b) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.06. Successors and Assigns.

(a) Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for (1) an assignment of (x) any Revolving Commitment or Revolving Loan to an assignee that is a Revolving Bank (other than a Defaulting Bank) immediately prior to giving effect to such assignment or to an Affiliate of a Revolving Bank or an Approved Fund of a

Revolving Bank or (y) all or any portion of a Term Loan to a Bank, an Affiliate of a Bank or an Approved Fund or (2) if an Event of Default pursuant to Section 6.01(a), (g) or (h) has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to an assignee that is a Bank (other than a Defaulting Bank) with a Commitment or Loan immediately prior to giving effect to such assignment, an Affiliate of a Bank or an Approved Fund;

(C)  the Issuing Banks, in the case of assignments of Revolving Loans or Revolving Commitments; and

(D) the Swingline Bank, in the case of assignments of Revolving Loans or Revolving Commitments.

(ii) Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default pursuant to Section 6.01(a), (g) or (h) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Bank or the assignee Bank or shared between such Banks;

(D) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) absent the written consent of the Borrower (which consent may be given or withheld at the Borrower’s sole discretion), no assignment or, to the extent the Disqualified Institution List has been posted on the Approved Electronic Platform for all Banks, participation may be made to any Person that was a Disqualified Institution as of the applicable Trade Date (and any such attempted assignment or participation without the Borrower’s consent shall be null and void). With respect to any assignee that becomes a Disqualified Institution after the Trade Date applicable to its assignment, (i) such assignee shall not retroactively be disqualified from having become a Bank pursuant to such assignment and (ii) such assignee will become a Disqualified Institution in accordance with the definition thereof notwithstanding the consummation of such assignment and the execution by the Borrower of an Assignment and Assumption with respect to such assignee. Notwithstanding the foregoing, any assignment to an assignee that is or becomes a Disqualified Institution shall not be void, but the following provisions shall apply:

(1) if any assignment is made to any Disqualified Institution without the Borrower’s prior consent, or if any Bank becomes a Disqualified Institution after the Trade Date of the applicable assignment to such Bank, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and the other Loan Documents to a Person (other than an Ineligible Institution) that shall assume such obligations at a purchase price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to such Disqualified Institution hereunder and under the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in clause (ii)(C) above and (ii) such assignment does not conflict with applicable laws;

(2) notwithstanding anything to the contrary contained in this Agreement, (a) Disqualified Institutions that are either Banks or Participants (i) will not (x) have any inspection rights or the right to receive information, reports or other materials provided to Banks by the Borrower, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Banks and the Administrative Agent or (z) access any electronic site established for the Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (ii) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution (whether a Bank or a Participant) will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter, and (b) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (“Plan of Reorganization”), each Disqualified Institution (whether a Bank or a Participant) hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2);

(3) the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Bank requesting the same; and

(4) Notwithstanding anything to the contrary in any Loan Document, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

For the purposes of this Section 9.06(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its Bank Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) any Disqualified Institution.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.03(a), Section 8.04, Section 8.05 and Section 9.03). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. This Section 9.06(b) shall be construed so that each Loan, LC Disbursement and other obligation hereunder is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Bank and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire and any tax documentation required by Section 8.05(f) (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.17(e) or Section 2.17(f), Section 2.04(b), Section 2.13 or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. Any Bank may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution (other than any Disqualified Institution) or, to the extent the Disqualified Institution List has been posted on the Approved Electronic Platform for all Banks, any Disqualified Institution, in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged; (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02. that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 8.03, Section 8.04 and Section 8.05 (subject to the requirements and limitations therein, applied as if such Participant were a Bank) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 and Section 8.05(f) as if it were an assignee under paragraph (b) of this Section (it being understood that the documentation required under Section 8.05(f) shall be delivered to the participating Bank); and (B) shall not be entitled to receive any greater payment under Section 8.03 or Section 8.05, with respect to any participation, than the Bank from which it acquired such participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.07(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Bank, provided such Participant agrees to be subject to Section 8.09(b) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans, Letters of Credit, LC Disbursements or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit, LC Disbursements or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, LC Disbursements or other obligation is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Pledge. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08. Governing Law; Submission to Jurisdiction. This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of New York. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, any of their respective affiliates or any of their respective directors, officers, agents and employees in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum.

SECTION 9.09. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the generality of the foregoing, the parties hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Borrower, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 9.10. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Limitation of Liability. To the extent permitted by applicable law (a) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal); except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that such Indemnitee acted with bad faith, unlawful conduct, gross negligence or willful misconduct, and (b) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.12 shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party to the extent reimbursement is required under Section 9.03.

SECTION 9.13. Construction. The Borrower, the Administrative Agent and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

SECTION 9.14. [Reserved].

SECTION 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its ~~and its Affiliates’~~Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Bank on a nonconfidential basis from a source other than the Borrower or any of its Affiliates; provided such source is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Borrower, or (i) to any direct or indirect contractual counterparty with a Bank or its Affiliates in a Swap Agreement or such counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Borrower of any request by any regulatory authority or representative thereof or pursuant to legal process (other than any such request in connection with any examination of the financial condition of such Bank by such regulatory authority) for disclosure of any such nonpublic information prior to disclosure of such information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the Borrower provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH BANK ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.17. USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

SECTION 9.18. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from either party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in the specified currency, the Borrower agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 2.13, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 9.19. No Fiduciary Duty, etc.. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its respective Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to such the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its respective Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or their Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.20. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any

Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Payments.

(a) Each Bank and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Bank or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank or Issuing Bank (whether or not known to such Bank or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Bank or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank or Issuing Bank under this Section 9.21 shall be conclusive, absent manifest error.

(b) Each Bank and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day (or such later date as the Administrative Agent may, in its sole discretion, specify in writing) thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that in the event an erroneous Payment (or portion thereof) is not recovered from any Bank or Issuing Bank that has received such erroneous Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower.

(d) Each party’s obligations under this Section 9.21 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

[Signature Pages Intentionally Omitted]

Exhibit B

SCHEDULE 1.01

REVOLVING COMMITMENTS

Bank	Revolving Commitment
JPMorgan Chase Bank, N.A.	$150,000,000.00
Bank of America, N.A.	$142,857,142.86
Wells Fargo Bank, N.A.	$142,857,142.86
Truist Bank	$125,000,000.00
PNC Bank, National Association	$125,000,000.00
The Huntington National Bank	$64,285,714.28

TOTAL	$750,000,000.00

INITIAL TERM LOAN COMMITMENTS

Bank	Initial Term Loan Commitment
JPMorgan Chase Bank, N.A.	$60,000,000.00
Bank of America, N.A.	$57,142,857.14
Wells Fargo Bank, N.A.	$57,142,857.14
Truist Bank	$50,000,000.00
PNC Bank, National Association	$50,000,000.00
The Huntington National Bank	$25,714,285.72

TOTAL	$300,000,000.00

Exhibit C

SCHEDULE 2.01(A)

EXISTING LETTERS OF CREDIT

Applicant Name	Legal Entity	Beneficiary	Reference Number	Outstanding Liability	Expiry Date
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	Department of Workforce Services	CPCS-274692	100,000.00	2/5/2026
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	Zurich American Insurance Company	CPCS-401745	311,688.00	4/8/2025
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	Liberty Mutual Insurance Company	CPCS-705983	3,088,000.00	4/25/2025
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	Discover Property and Casualty	CPCS-809282	217,000.00	3/31/2026
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	National Union Fire Insurance Co.	NUSCGS037535	917,124.00	4/25/2025
Eagle Materials Inc.	JPMorgan Chase Bank, N.A. – New York	Ace American Insurance Company	TDTS-251385	5,364,516.00	5/1/2025